Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

FIVE YEAR CREDIT AGREEMENT

dated as of

September 29, 2006

among

EDWARDS LIFESCIENCES CORPORATION

as Borrower

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN EUROPE LIMITED

as London Agent

MIZUHO CORPORATE BANK, LTD.

as Tokyo Agent

BANK OF AMERICA, N.A.

as Syndication Agent

and

THE BANK OF TOKYO – MITSUBISHI UFJ, LTD.
MIZUHO CORPORATE BANK, LTD.
SUNTRUST BANK
WACHOVIA BANK, N.A.

as Documentation Agents

J.P.MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunners

SECTION 6.02.	Liens, Etc	56
SECTION 6.03.	Sale and Leaseback Transactions	59
SECTION 6.04.	Merger, Etc	59
SECTION 6.05.	Change in Business	60
SECTION 6.06.	Certain Restrictive Agreements	60
SECTION 6.07.	Leverage Ratio	60
SECTION 6.08.	Interest Coverage Ratio	60

ARTICLE VII

Events of Default

ARTICLE VIII

The Agents

ARTICLE IX

Collection Allocation Mechanism

ARTICLE X

Guarantee

ARTICLE XI

Miscellaneous

SECTION 11.01.	Notices	68
SECTION 11.02.	Waivers; Amendments	69
SECTION 11.03.	Expenses; Indemnity; Damage Waiver	70
SECTION 11.04.	Successors and Assigns	71
SECTION 11.05.	Survival	74
SECTION 11.06.	Counterparts; Integration; Effectiveness	74
SECTION 11.07.	Severability	74
SECTION 11.08.	Right of Setoff	75
SECTION 11.09.	Governing Law; Jurisdiction; Consent to Service of Process	75
SECTION 11.10.	WAIVER OF JURY TRIAL	76
SECTION 11.11.	Headings	76
SECTION 11.12.	Confidentiality	76
SECTION 11.13.	Conversion of Currencies	77

SECTION 11.14.	Termination of Covenants	78
SECTION 11.15.	Release of Guarantors	78
SECTION 11.16.	USA PATRIOT Act	78
SECTION 11.17.	Qualifying Bank Representation and Warranty	78
SECTION 11.18.	No Fiduciary Duty	78

SCHEDULES:

Schedule 1.01	— Subsidiary Guarantors
Schedule 2.01	— Lenders and Commitments
Schedule 2.18	— Payment Instructions
Schedule 6.01	— Debt of Material Subsidiaries
Schedule 6.02	— Security Interests

EXHIBITS:

Exhibit A-1	— Form of Borrowing Subsidiary Agreement
Exhibit A-2	— Form of Borrowing Subsidiary Termination
Exhibit B	— Form of Assignment and Acceptance
Exhibit C	— Form of Subsidiary Guarantee Agreement
Exhibit D	— Form of Indemnity, Subrogation and Contribution Agreement
Exhibit E-1	— Form of Opinion of Counsel for the Company
Exhibit E-2	— Form of Opinion of Associate General Counsel of the Company

v

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT dated as of September 29, 2006, among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”); the US BORROWERS (as defined herein); the SWISS BORROWERS (as defined herein); the JAPANESE BORROWERS (as defined herein) (the Company, the US Borrowers, the Swiss Borrowers and the Japanese Borrowers being collectively called the “Borrowers”); the LENDERS from time to time party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; J.P. MORGAN EUROPE LIMITED, as London Agent; MIZUHO CORPORATE BANK, LTD., as the Tokyo Agent; BANK OF AMERICA, N.A., as Syndication Agent; and THE BANK OF TOKYO — MITSUBISHI UFJ, LTD., MIZUHO CORPORATE BANK, LTD., SUNTRUST BANK and WACHOVIA BANK, N.A., each as Documentation Agent.

The Company has requested that the Existing Credit Agreement (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) be amended and restated and that the Lenders extend credit in the form of (a) US Tranche Commitments under which the US Borrowers may obtain Loans in US Dollars and one or more Designated Foreign Currencies in an aggregate principal amount at any time outstanding that will not result in the sum of the US Tranche Revolving Exposures and the Competitive Loan Exposures exceeding $250,000,000, (b) Swiss Tranche Commitments under which the Swiss Borrowers may obtain Loans in Swiss Francs or Euros and the US Borrowers may obtain Loans in US Dollars in an aggregate principal amount at any time outstanding that will not result in the Swiss Tranche Exposure exceeding $150,000,000, (c) Japanese Tranche Commitments under which the Japanese Borrowers may obtain Loans in Yen and the US Borrowers may obtain Loans in US Dollars in an aggregate principal amount at any time outstanding that will not result in the Japanese Tranche Exposure exceeding $100,000,000 and (d) Letters of Credit in US Dollars in an aggregate stated amount at any time outstanding up to $25,000,000.  The Company has also requested the Lenders to provide a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term Loans to the Borrowers.  The proceeds of borrowings hereunder and the Letters of Credit issued hereunder will be used for general corporate purposes of the Borrowers and their subsidiaries.

The Lenders are willing to amend and restate the Existing Credit Agreement and to provide the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the London Agent and the Tokyo Agent.

“Agreement Currency” has the meaning assigned to such term in Section 11.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Agent” means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in US Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent, (b) with respect to a Eurocurrency or Fixed Rate Loan or Eurocurrency or Fixed Rate Borrowing denominated in any Designated Foreign Currency, the London Agent and (c) with respect to a TIBOR or Yen Base Rate Revolving Loan or Borrowing, the Tokyo Agent.

“Applicable Rate” means, for any day, with respect to (i) any Loan of any Type or (ii) the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth under the appropriate caption in the table below, based upon the Leverage Ratio as of the most recent determination date:

Category	Leverage Ratio	Facility Fee (basis points per annum)	LIBOR/TIBOR/ Yen Base Rate Spread (basis points per annum)	ABR Spread (basis points per annum)

Category 1	< 1.00	7.5	32.5	0

Category 2	> 1.00 and < 2.00	8.0	37.0	0

Category 3	> 2.00 and < 2.50	10.0	52.5	0

Category 4	> 2.50	12.5	62.5	0

Except as set forth below, the Leverage Ratio used on any date to determine the Applicable Rate shall be that in effect at the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.07(a) or (b); provided that if any financial statements required to have been delivered under Section 5.07(a) or (b) shall not at any time have been delivered, the Applicable Rate shall, until such financial statements shall have been delivered, be determined by reference to Category 4 in the Table above.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Debt” means, in connection with any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company, any other US Borrower, any Swiss Borrower or any Japanese Borrower.

“Borrowing” means Loans (including one or more Competitive Loans) of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, TIBOR Loans or Fixed Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, $5,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, the smallest amount of such Foreign Currency that (i) is an integral multiple of 1,000,000 units (or, in the case of Sterling, 500,000 units) of such currency and (ii) has a US Dollar Equivalent in excess of $5,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, $1,000,000 and (b) in the case of a Borrowing denominated in any Foreign Currency, 1,000,000 units (or, in the case of Sterling, 500,000 units) of such currency.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit A-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit A-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan or in connection with a Fixed Rate Loan denominated in a Designated Foreign Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a TIBOR Loan, a Yen Base Rate Loan or a Eurocurrency or Fixed Rate Loan denominated in a Designated Foreign Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable Designated Foreign Currency in the principal financial center of the country of such Designated Foreign Currency, and (c) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Calculation Date” means the last Business Day of each calendar month.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Tranches and collections thereunder established under Article IX.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Article IX.

“CAM Exchange Date” shall mean the date on which any event referred to in paragraph (g) of Article VII shall occur in respect of the Company.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders immediately prior to such CAM Exchange Date.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the

Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date hereof, (ii) nominated by the board of directors of the Company or (iii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank or by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, Competitive Loans, Swiss Tranche Revolving Loans or Japanese Tranche Revolving Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment, a Swiss Tranche Commitment or a Japanese Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a US Tranche Commitment, a Swiss Tranche Commitment or a Japanese Tranche Commitment.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request for Competitive Bids in accordance with Section 2.04.

“Competitive Borrowing” means a Borrowing comprised of Competitive Loans.

“Competitive Loan” means a Loan made pursuant to Section 2.04.  Each Competitive Loan shall be a Eurocurrency Loan or a Fixed Rate Loan.

“Competitive Loan Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the outstanding Competitive Loans of such Lender denominated in US Dollars and (b) the sum of the US Dollar Equivalents of the aggregate principal amounts of the outstanding Competitive Loans of such Lender denominated in Designated Foreign Currencies.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated May 2004 distributed to the Lenders, together with the appendices thereto, as amended through the date hereof.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to consolidated net income for such period plus (a) the following to the extent deducted in calculating such consolidated net income: (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such consolidated net income, (iv) any extraordinary or non-recurring expenses or losses (to the extent any of the foregoing are non-cash items), including losses on sales of assets outside the ordinary course of business, special charges and purchased research and development charges in connection with acquisitions, but excluding any non-cash charge that relates to the write-down or write-off of inventory or accounts receivable, and (v) non-cash charges associated with stock-based compensation expenses pursuant to the financial reporting guidance of the Financial Accounting Standards Board concerning stock-based compensation as in effect from time to time; and minus (b) extraordinary gains increasing consolidated net income for such period.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and the consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) the amortization of debt discounts to the extent included in interest expense in accordance with GAAP, (b) the amortization of all fees (including fees with respect to interest rate protection agreements or other interest rate hedging arrangements) payable in connection with the incurrence of Debt to the extent included in interest expense in accordance with GAAP and (c) the portion of any rents payable under capital leases allocable to interest expense in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Company and the consolidated Subsidiaries (and which shall reflect the deduction of applicable reserves) after deducting therefrom all current liabilities of the Company and the consolidated Subsidiaries and all Intangible Assets.

“Consolidated Total Assets” means the total amount of assets that would be included on a consolidated balance sheet of the Company and the consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services carried as indebtedness on the consolidated balance sheet of the Company and the consolidated Subsidiaries (b) obligations of the Company and the consolidated Subsidiaries as lessee under leases that, in accordance with GAAP, are recorded as capital leases, (c) obligations of the Company and the consolidated Subsidiaries under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) and (b) above (including actual or contingent liabilities in respect of letters of credit issued to support such indebtedness or other obligations), (d) indebtedness or obligations of the kinds referred to in clauses (a), (b) and (c) above of the unconsolidated Subsidiaries and (e) solely for purposes of Article VII hereof, obligations under interest rate, foreign exchange rate or other hedging agreements.  The term “Debt” shall not include the undrawn face amount of any letter of credit issued for the account of the Company or any Subsidiary in the ordinary course of the Company’s or such Subsidiary’s business (other than any letter of credit referred to in clause (c) above), but shall include the reimbursement obligation owing from time to time by the Company or any of the consolidated Subsidiaries in respect of drawings made under any letter of credit in the event reimbursement is not made immediately following the applicable drawing.  For purposes of Article VII, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such hedging agreement were terminated at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Amount” means, at any time, the sum of (a) the aggregate outstanding principal amount at such time of Debt of Material Subsidiaries (other than Subsidiary Guarantors) that is permitted under clause (d) of Section 6.01, (b) the aggregate outstanding investment or claim held at such time by purchasers, assignees or other transferees of (or of interests in) Receivables sold under clause (iv) of Section 6.02(l), (c) the aggregate outstanding principal amount at such time of Secured Debt permitted under the last paragraph of Section 6.02 and (d) the aggregate amount at such time of the Attributable Debt in respect of Sale and Leaseback Transactions permitted under Section 6.03.

“Designated Foreign Currency” means Euros, Sterling, Swiss Francs, Yen and any other currency (other than US Dollars) approved in writing by the US Tranche Lenders that shall be freely traded and exchangeable into US Dollars in the London interbank market, and for which a LIBO Rate may be determined, at the time of such approval.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all federal, state, local and foreign laws, rules and regulations relating to the release, emission, disposal, storage and related handling of waste materials, pollutants and hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” or “E” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, with respect to any Designated Foreign Currency, the rate at which such Designated Foreign Currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such Designated Foreign Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Designated Foreign Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to any Lender or the Issuing Bank, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a US Tranche Lender (other than a Lender that becomes a US Tranche Lender by operation of the CAM), any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction to the extent such tax is in effect and would apply as of the date such US Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such US Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a Swiss Tranche Lender (other than a Lender that becomes a Swiss Tranche Lender by operation of the CAM), any withholding tax that is imposed (i) by Switzerland (or any political subdivision thereof) on payments by a Swiss Borrower from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction, in either case to the extent such tax is in effect and would apply as of the date such Swiss Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Swiss Tranche Lender and is in effect and would apply at the time such lending office is designated (assuming the taking by the applicable Borrower, upon the request of the applicable Swiss Tranche Lender, of all ministerial or other reasonably requested actions required in order for available exemptions from such tax to be effective), (e) in the case of a Japanese Tranche Lender (other than a Lender that becomes a Japanese Tranche Lender by operation of the CAM), any withholding tax that is imposed (i) by Japan (or any political subdivision thereof) on payments by a Japanese Borrower from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction, in either case to the extent such tax is in effect and would apply as of the date such Japanese Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Japanese Tranche Lender and is in effect and would apply at the time such lending office is designated (assuming the taking by the applicable Borrower, upon the request of the applicable Japanese Tranche Lender, of all ministerial or other reasonably requested actions required in order for available exemptions from such tax to be effective) or (f) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e), except, in the case of clause (c), (d) or (e) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower.

“Existing Credit Agreement” means the Five Year Credit Agreement dated as of June 28, 2004, as amended, among the Borrowers, the Lenders, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Limited, as Tokyo Agent, Bank of America, N.A., as Syndication Agent, and Bank of Tokyo-Mitsubishi, Limited, Mizuho Corporate Bank, Limited, Suntrust Bank and Wachovia Bank, as Documentation Agents.

“Exposure” means, with respect to any Lender, such Lender’s US Tranche Revolving Exposure, Competitive Loan Exposure, Swiss Tranche Exposure and Japanese Tranche Exposure.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Revolving Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or otherwise organized under the laws of the United States or its territories or possessions.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guarantee Requirement” means, at any time, that (a) the Subsidiary Guarantee Agreement (or a supplement referred to in Section 15 thereof) shall have been executed by each Material Subsidiary (other than any Foreign Subsidiary) existing at such time, shall have been delivered to the Administrative Agent and shall be in full force and effect and (b) the Indemnity, Subrogation and Contribution Agreement (or a supplement referred to in Section 12 thereof) shall have been executed by the Company and each Subsidiary Guarantor, shall have been delivered to the Administrative Agent and shall be in full force and effect.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” means an Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit D, made by the Company and the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Initial Borrowing Date” means the date of the initial Borrowing hereunder.

“Intangible Assets” means all assets of the Company and the consolidated Subsidiaries that would be treated as intangibles in conformity with GAAP on a consolidated balance sheet of the Company and the consolidated Subsidiaries.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, TIBOR Loan or Yen Base Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or TIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means, (i) with respect to any Eurocurrency Borrowing, Yen Base Rate Borrowing or TIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the relevant Borrower may elect and (ii) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or TIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or TIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Borrower” means any Japanese Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Japanese Borrower as provided in such Section.

“Japanese Subsidiary” means any Subsidiary that is incorporated or otherwise organized in Japan.

“Japanese Tranche Commitment” means, with respect to each Japanese Tranche Lender, the commitment of such Japanese Tranche Lender to make Japanese Tranche Revolving Loans pursuant to Section 2.01(c), expressed as an amount representing the maximum aggregate amount of such Japanese Tranche Lender’s Japanese Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial amount of each Japanese Tranche Lender’s Japanese Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which Japanese Tranche Lender shall have assumed its Japanese Tranche Commitment, as applicable.  The aggregate amount of the Japanese Tranche Commitments on the date hereof is $100,000,000.

“Japanese Tranche Exposure” means, with respect to any Japanese Tranche Lender at any time, such Lender’s Japanese Tranche Percentage of the sum of the US Dollar Equivalents of the principal amounts of the outstanding Japanese Tranche Revolving Loans.

“Japanese Tranche Lender” mean a Lender with a Japanese Tranche Commitment.

“Japanese Tranche Percentage” means, with respect to any Japanese Tranche Lender, the percentage of the total Japanese Tranche Commitments represented by such Lender’s Japanese Tranche Commitment.  If the Japanese Tranche Commitments have terminated or expired, the Japanese Tranche Percentages shall be determined based upon the Japanese Tranche Commitments most recently in effect, giving effect to any assignments.

“Japanese Tranche Revolving Borrowing” means a Borrowing comprised of Japanese Tranche Revolving Loans.

“Japanese Tranche Revolving Loan” means a Loan made by a Japanese Tranche Lender pursuant to Section 2.01(c).  Each Japanese Tranche Revolving Loan made to a US Borrower shall be denominated in US Dollars and shall be a Eurocurrency

Loan or an ABR Loan, and each Japanese Tranche Revolving Loan made to a Japanese Borrower shall be denominated in Yen and shall be a TIBOR Loan or a Yen Base Rate Loan.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 11.13(b).

“LC Disbursement” means a payment made by the Issuing Bank in respect of a Letter of Credit.

“LC Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company or the applicable Subsidiary at such time.  The LC Exposure of any US Tranche Lender at any time shall be such Lender’s US Tranche Percentage of the aggregate LC Exposure.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or as provided in Section 2.10, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement on behalf of Lenders holding US Tranche Commitments.

“Leverage Ratio” means, at any time, the ratio of (a) Total Debt at such time to (b) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Company ended at or prior to such time.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBO Rate” shall mean the interest rate per annum determined by the Applicable Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMorgan at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each Letter of Credit and promissory note delivered pursuant to this Agreement.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit denominated in US Dollars, New York City time, (b) with respect to a Eurocurrency or Fixed Rate Loan or Eurocurrency or Fixed Rate Borrowing denominated in any Designated Foreign Currency, London time and (c) with respect to a TIBOR or Yen Base Rate Revolving Loan or Borrowing, Tokyo time.

“London Agent” means J.P. Morgan Europe Limited.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Subsidiary” means (a) any US Borrower (other than the Company), any Swiss Borrower or any Japanese Borrower, (b) any Subsidiary that directly or indirectly owns or Controls any Material Subsidiary and (c) any other Subsidiary (i) the net revenues of which for the most recent period of four fiscal quarters of the Company for which audited financial statements have been delivered pursuant to Section 5.01 were greater than 5% of the Company’s consolidated net revenues for such period or (ii) the net tangible assets of which as of the end of such period were greater than 5% of Consolidated Net Tangible Assets as of such date; provided that if at any time the aggregate amount of the net revenues or net tangible assets of all Subsidiaries that are not Material Subsidiaries for or at the end of any period of four fiscal quarters exceeds 5% of the Company’s consolidated net revenues for such period or 5% of Consolidated Net Tangible Assets as of the end of such period, the Company (or, in the event the Company has failed to do so within 10 days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.  For purposes of making the determinations required by this definition, revenues and assets of Foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company included in the applicable financial statements.

“Maturity Date” means September 29, 2011.

“Obligations” means (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each interest rate hedging Agreement relating to Obligations referred to in the preceding clause (a) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such hedging agreement was entered into.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualifying Bank” means an entity which is duly licensed as a bank and actively engaged in the banking business.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Register” has the meaning set forth in Section 11.04.

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Reset Date” has the meaning set forth in Section 1.05(a).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans, Swiss Tranche Revolving Loans or Japanese Tranche Revolving Loans.

“Revolving Credit Exposure” means a US Tranche Revolving Exposure, a Swiss Tranche Exposure or a Japanese Tranche Exposure.

“Revolving Loan” means any US Tranche Revolving Loan, Swiss Tranche Revolving Loan or Japanese Tranche Revolving Loan.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or a Material Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Secured Debt” means Debt or any other obligation or liability of the Company or any Material Subsidiary the payment of which is secured by a Security Interest.

“Security Interest” means any lien, security interest, mortgage or other charge or encumbrance of any kind, title retention device, pledge or any other type of preferential arrangement, upon or with respect to any property of the Company or any Material Subsidiary, whether now owned or hereafter acquired.

“Specified Obligations” means Obligations consisting of the principal of and interest on Loans, reimbursement obligations in respect of LC Disbursements (including interest accrued thereon), and fees.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.  Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans and TIBOR Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful money of the United Kingdom.

“subsidiary” means, with respect to any Person, any entity with respect to which such Person alone owns, such Person or one or more of its subsidiaries together own, or such Person and any Person Controlling such Person together own, in each case directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit C, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guarantors” means each Person listed on Schedule 1.01 and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person.

“Swiss Borrower” means any Swiss Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Swiss Borrower as provided in such Section.

“Swiss Subsidiary” means any Subsidiary that is incorporated or otherwise organized in Switzerland.

“Swiss Francs” or “SF” means the lawful money of Switzerland.

“Swiss Tranche Commitment” means, with respect to each Swiss Tranche Lender, the commitment of such Swiss Tranche Lender to make Swiss Tranche Revolving Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate amount of such Swiss Tranche Lender’s Swiss Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial amount of each Swiss Tranche Lender’s Swiss Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Swiss Tranche Lender shall have assumed its

Swiss Tranche Commitment, as applicable.  The aggregate amount of the Swiss Tranche Commitments on the date hereof is $150,000,000.

“Swiss Tranche Exposure” means, with respect to any Swiss Tranche Lender at any time, such Lender’s Swiss Tranche Percentage of the sum of the US Dollar Equivalents of the principal amounts of the outstanding Swiss Tranche Revolving Loans.

“Swiss Tranche Lender” mean a Lender with a Swiss Tranche Commitment.

“Swiss Tranche Percentage” means, with respect to any Swiss Tranche Lender, the percentage of the total Swiss Tranche Commitments represented by such Lender’s Swiss Tranche Commitment.  If the Swiss Tranche Commitments have terminated or expired, the Swiss Tranche Percentages shall be determined based upon the Swiss Tranche Commitments most recently in effect, giving effect to any assignments.

“Swiss Tranche Revolving Borrowing” means a Borrowing comprised of Swiss Tranche Revolving Loans.

“Swiss Tranche Revolving Loan” means a Loan made by a Swiss Tranche Lender pursuant to Section 2.01(b).  Each Swiss Tranche Revolving Loan made to a US Borrower shall be denominated in US Dollars and shall be a Eurocurrency Loan or an ABR Loan, and each Swiss Tranche Revolving Loan made to a Swiss Borrower shall be denominated in Swiss Francs and shall be a Eurocurrency Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TIBO Rate” means, with respect to any TIBOR Borrowing for any Interest Period, the interest rate per annum for deposits for a maturity most nearly comparable to such Interest Period in Yen appearing on Telerate Screen page 17097 (or on any successor or substitute page of such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Tokyo Agent from time to time for purposes of providing quotations of interest rates in the Tokyo interbank market) at approximately 11:00 a.m., Tokyo time, two Business Days prior to the commencement of such Interest Period.  In the event that such rate is not available at such time for any reason, then the “TIBO Rate” with respect to such TIBOR Borrowing for such Interest Period shall be the rate at which deposits for a maturity most nearly comparable to such Interest Period in Yen are offered by the principal Tokyo office of the Tokyo Agent in immediately available funds in the Tokyo interbank market at approximately 11:00 a.m., Tokyo time, two Business Days prior to the commencement of such Interest Period.

“TIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the TIBO Rate.

“Tokyo Agent” means Mizuho Corporate Bank, Ltd.

“Total Debt” means, at any date, all Debt of the Company and its consolidated Subsidiaries at such date to the extent such Debt should be reflected on a consolidated balance sheet of the Company at such date in accordance with GAAP.

“Tranche” means a category of Commitments and extensions of credit thereunder.  For purposes hereof, each of the following comprise a separate Tranche:  (i) the US Tranche Commitments, the US Tranche Revolving Loans and the Competitive Loans, (ii) the Swiss Tranche Commitments and the Swiss Tranche Revolving Loans and (iii) the Japanese Tranche Commitments and the Japanese Tranche Revolving Loans.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transfer Assets” means (a) when referring to the Company, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of the Company or of the Company and its Subsidiaries taken as a whole, and (b) when referring to a Subsidiary, the conveyance, transfer, lease or other disposition (whether in one transaction or in a series of transactions) of all or substantially all of the assets of such Subsidiary.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the TIBO Rate, the Alternate Base Rate, the Yen Base Rate or a Fixed Rate.

“Unfunded Liabilities” means, in the case of a single employer pension benefit plan which is covered by Title IV of ERISA, the amount, if any, by which the present value of all vested benefits accrued to the date of determination under such plan exceeds the fair market value of all assets of such plan allocable to such benefits as of such date, and, in the case of a multiemployer pension plan, the withdrawal liability of the Company and the Subsidiaries.

“US Borrowers” means the Company, Edwards Lifesciences World Trade Corporation, Edwards Lifesciences LLC, Edwards Lifesciences (U.S.) Inc. and any other US Subsidiary that has been designated as a US Borrower pursuant to Section 2.20 and that has not ceased to be a US Borrower as provided in such Section.

“US Corporation” means a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any Designated Foreign Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Designated Foreign Currency at the time in effect under the provisions of such Section.

“US Dollars” or “$” means the lawful money of the United States of America.

“US Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of the United States or its territories or possessions.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans pursuant to Section 2.01(a), expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable.  The aggregate amount of the US Tranche Commitments on the date hereof is $250,000,000.

“US Tranche Lender” mean a Lender with a US Tranche Commitment.

“US Tranche Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment.  If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Exposure” means, with respect to any US Tranche Lender at any time, the sum at such time, without duplication, of (a) such Lender’s US Tranche Percentage of the sum of the US Dollar Equivalents of the principal amounts of the outstanding US Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s LC Exposure.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a).  Each US Tranche Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each US Tranche Revolving Loan denominated in a Designated Foreign Currency shall be a Eurocurrency Loan.

“Yen” or “¥” refers to the lawful money of Japan.

“Yen Base Rate” means, with respect to any Yen Base Rate Revolving Borrowing for any Interest Period, the rate of interest per annum publicly announced from time to time by the Tokyo Agent as its short-term prime rate in effect at its principal office in Tokyo; each change in the Yen Base Rate shall be effective from and including the date such change is publicly announced as being effective.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “US Tranche Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.  Exchange Rates.  (a)  Not later than 10:00 a.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Designated Foreign Currency and (ii) give written notice thereof to the Lenders and the Company.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.13 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between US Dollars and Designated Foreign Currencies.

(b)  Not later than 5:00 p.m., New York City time, on each Reset Date and each date on which Revolving Loans denominated in any Designated Foreign Currency are made, the Administrative Agent shall (i) determine the aggregate amount of the US Dollar Equivalents of the principal amounts of the Revolving Loans of each Class denominated in Designated Foreign Currencies (after giving effect to any Revolving Loans made or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.

SECTION 1.06.  Redenomination of Certain Foreign Currencies.  (a)  Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  (a)  Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the US Borrowers from time to time during the Revolving Availability Period in US Dollars or any Designated Foreign Currency in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding its US Tranche Commitment or (ii) the aggregate amount of the Lenders’ US Tranche Revolving Exposures and Competitive Loan Exposures exceeding the aggregate amount of the US Tranche Commitments.

(b)  Subject to the terms and conditions set forth herein, each Swiss Tranche Lender agrees to make Swiss Tranche Revolving Loans to the Swiss Borrowers in Swiss Francs or Euros and to the US Borrowers in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Swiss Tranche Exposure exceeding its Swiss Tranche Commitment or (ii) the aggregate amount of the Lenders’ Swiss Tranche Exposures exceeding the aggregate amount of the Swiss Tranche Commitments.

(c)  Subject to the terms and conditions set forth herein, each Japanese Tranche Lender agrees to make Japanese Tranche Revolving Loans to the Japanese Borrowers in Yen and to the US Borrowers in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Japanese Tranche Exposure exceeding its Japanese Tranche Commitment or (ii) the aggregate amount of the Lenders’ Japanese Tranche Exposures exceeding the aggregate amount of the Japanese Tranche Commitments.

SECTION 2.02.  Loans and Borrowings.  (a)  Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Commitments.  Each Swiss Tranche Revolving Loan shall be made as part of a Borrowing consisting of Swiss Tranche Revolving Loans made by the Swiss Tranche Lenders ratably in accordance with their respective Swiss Tranche Commitments.  Each Japanese Tranche Revolving Loan shall be made as part of a Borrowing consisting of Japanese Tranche Revolving Loans made by the Japanese Tranche Lenders ratably in accordance with their respective Japanese Tranche Commitments.  Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)  Subject to Section 2.14, (i) each US Tranche Revolving Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans and (B) in the case of a Borrowing denominated in a Designated Foreign Currency, Eurocurrency Loans, in each case as the Company may request in accordance herewith; (ii) each Swiss Tranche Revolving Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in Swiss Francs or Euros, Eurocurrency Loans and, (B) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans, in each case as the applicable Borrower may request in accordance herewith; (iii) each Japanese Tranche Revolving Borrowing shall be comprised entirely of (A) in the case of a Borrowing denominated in Yen, TIBOR Loans or Yen Base Rate Loans and (B) in the case of a Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans, in each case as the applicable Borrower may request in accordance herewith; and (iv) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans, in each case as the applicable Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that (i) an ABR Revolving Borrowing may be made in an aggregate amount that is equal to the aggregate available US Tranche Commitments, Swiss Tranche Commitments or Japanese Tranche Commitments, as the case may be and (ii) a Yen Base Rate Revolving Borrowing may be made in an aggregate amount that is equal to the aggregate available Japanese Tranche Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) twelve US Tranche Eurocurrency Revolving Borrowings outstanding, (ii) six Swiss Tranche Eurocurrency Revolving Borrowings outstanding or (iii) six Japanese Tranche TIBOR or Eurocurrency Revolving Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a TIBOR Borrowing, not later than 5:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing, (c) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing and (d) in the case of a Yen Base Rate Revolving Borrowing, not later than 12:00 noon, Local Time, two Business Days before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii)  whether the requested Borrowing is to be a US Tranche Revolving Borrowing, a Swiss Tranche Revolving Borrowing or a Japanese Tranche Revolving Borrowing;

(iii)  the currency and aggregate principal amount of the requested Borrowing;

(iv)  the date of the requested Borrowing, which shall be a Business Day;

(v)  the Type of the requested Borrowing;

(vi)  in the case of a Eurocurrency Borrowing, TIBOR Borrowing or Yen Base Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii)  the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(viii)  in the case of a Borrowing in a Foreign Currency, the location from which payments of the principal and interest on such Borrowing will be made.

If no currency is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected US Dollars.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, (ii) in the case of a Borrowing by a Swiss Borrower denominated in Swiss Francs, a Eurocurrency Borrowing, (iii) in the case of a Borrowing by a Japanese Borrower denominated in Yen, a Yen Base Rate Revolving Borrowing and (iv) in the case of any other Borrowing, a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or TIBOR Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04.  Competitive Bid Procedure.  (a)  Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Company may request Competitive Bids for Competitive Loans in US Dollars or one or more Designated Foreign Currencies and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the US Tranche Revolving Exposures and Competitive Loan Exposures at any time shall not exceed the aggregate amount of the Lenders’ US Tranche Commitments.  To request Competitive Bids, the Company shall notify the Applicable Agent of such request by telephone, (i) in the case of a Eurocurrency Competitive Borrowing or a Fixed Rate Competitive Borrowing denominated in a Designated Foreign Currency, not later than 12:00 noon, Local Time, four Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Revolving Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Competitive Borrowing.  Not more than three Competitive Bid Requests may be submitted on the same day, and a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected.  Each telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Competitive Bid Request in a form approved by the Applicable Agent and signed by the Company.  Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether the requested Borrowing is to be denominated in US Dollars or a Designated Foreign Currency (specifying such Designated Foreign Currency, if applicable);

(iv) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Revolving Borrowing;

(v) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) in the case of any Borrowing in a Designated Foreign Currency, the location from which payments of the principal of and interest on such Borrowing will be made.

If no election as to the currency of a Borrowing is specified in any Competitive Bid Request, then the Company shall be deemed to have requested a Borrowing in US Dollars.  Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Applicable Agent shall notify the Lenders of the details thereof by telecopy, inviting the US Tranche Lenders to submit Competitive Bids.

(b)  Each US Tranche Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request.  Each Competitive Bid by a Lender must be in a form approved by the Applicable Agent and must be received by the Applicable Agent by telecopy, (i) in the case of a Eurocurrency Competitive Borrowing or a Fixed Rate Competitive Borrowing denominated in a Designated Foreign Currency, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Revolving Borrowing denominated in US Dollars, not later than 9:30 a.m., Local Time, on the date of the proposed Competitive Borrowing.  Competitive Bids that do not conform to the form approved by the Applicable Agent may be rejected by the Applicable Agent, and the Applicable Agent shall notify the applicable Lender as promptly as practicable.  Each Competitive Bid shall specify (i) the principal amount

(which shall be in an amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple, and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c)  The Applicable Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the US Tranche Lender that shall have made such Competitive Bid.

(d)  Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid.  The Company shall notify the Applicable Agent by telephone, confirmed by telecopy in a form approved by the Applicable Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (i) in the case of a Eurocurrency Competitive Borrowing or a Fixed Rate Competitive Borrowing denominated in a Designated Foreign Currency, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Revolving Borrowing denominated in US Dollars, not later than 10:30 a.m., Local Time, on the date of the proposed Competitive Borrowing; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii)  the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of at least the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided further that if a Competitive Loan must be in an amount less than the Borrowing Minimum because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 (or, in the case of an Designated Foreign Currency Competitive Loan, the smallest amount of such Alternate Currency that (i) is an integral multiple of 1,000,000 units (or, in the case of Sterling, 500,000 units) of such currency and (ii) has a US Dollar Equivalent in excess of $1,000,000), and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by the Company.  A notice given by the Company pursuant to this paragraph shall be irrevocable.

(e)  The Applicable Agent shall promptly notify each bidding US Tranche Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)  If the Applicable Agent or one of its Affiliates shall elect to submit a Competitive Bid in its capacity as a US Tranche Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Applicable Agent pursuant to paragraph (b) of this Section.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Company may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in US Dollars, in any case in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any form of letter of credit application or other agreement submitted by the Company or any other Borrower to, or entered into by the Company or any other Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company or the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed $25,000,000 and (ii) the aggregate US Tranche Revolving Exposures will not exceed the aggregate US Tranche Commitments.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the US Tranche Lenders, the Issuing Bank hereby grants to each US Tranche Lender, and each US Tranche Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such US Tranche Lender’s US Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each US Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s US Tranche Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section or of any reimbursement payment required to be refunded to the Company for any reason.  Each US Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the US Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m., New York City time, on (A) the Business Day that the Company receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (B) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt.  If the Company fails to make such payment when due then, upon notice from the applicable Issuing Bank to the Company and the Administrative Agent, the Administrative Agent shall notify each US Tranche Lender of the applicable LC Disbursement,  the payment then due from the Company in respect thereof and such Lender’s US Tranche Percentage, thereof.  Promptly following receipt of such notice, each US Tranche Lender shall pay to the Administrative Agent its US Tranche Percentage of the payment then due from the Company in the same manner as provided in Section 2.06 with respect to Loans made by such US Tranche Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the US Tranche Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the US Tranche Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that US Tranche Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such US Tranche Lenders and the Issuing Bank as their interests may appear.  Any payment made by a US Tranche Lender pursuant to this paragraph to reimburse the Issuing Bank for any

LC Disbursement shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Company’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Company’s obligations hereunder.  None of the Administrative Agent, the US Tranche Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the US Tranche Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, at all times after the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.13(g) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any US Tranche Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such US Tranche Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If the US Tranche Commitments shall be terminated on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, US Tranche Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the US Tranche Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) or (g) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of US Tranche Lenders with LC Exposures representing greater than 50% of the total LC Exposure) be applied to satisfy other obligations of the Company under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to them within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders.  The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent (i) in New York City, in the case of Loans denominated in US Dollars (ii) in London, in the case of Eurocurrency or Fixed Rate Loans denominated in any Designated Foreign Currency and (iii) in Tokyo, in the case of TIBOR or Yen Base Rate Revolving Loans; provided that US Tranche Revolving Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Issuing Bank.

(b)  Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan.  If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Applicable Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Applicable Agent pursuant to this paragraph.

SECTION 2.07.  Repayment of Borrowings; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders (i) the then unpaid principal amount of each Revolving Borrowing of such Borrower on the Maturity Date and (ii) the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable thereto.  Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.  Each of the London Agent and the Tokyo Agent shall furnish to the Administrative Agent, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.  The Administrative Agent shall notify in writing the London Agent or the Tokyo Agent, as applicable, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of payment of any principal with respect to any such Loan or Borrowing.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08.  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or TIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or TIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement.  A Borrower may elect different options with respect to different portions of an affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing.

(b)  To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or TIBOR Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing or a TIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a TIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or TIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Borrowing denominated in US Dollars, be converted to an ABR Borrowing, (ii) in the case of a Japanese Tranche Revolving Borrowing denominated in Yen, be converted into a Yen Base Rate Revolving Borrowing and (iii) in the case of any other Eurocurrency Borrowing, become due and payable on the last day of such Interest Period.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date; provided that the Commitments shall terminate at 5:00 p.m., New York City time, on September 30, 2006, if the Effective Date shall not have occurred prior to such time.

(b)  The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, (ii) the Company shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the sum of the aggregate US Tranche Revolving Exposures and the aggregate Competitive Loan Exposures would exceed the aggregate US Tranche Commitments, (iii) the Company shall not terminate or reduce the Swiss Tranche Commitments if, after giving effect to any concurrent prepayment of the Swiss Tranche Revolving Loans in accordance with Section 2.11, the aggregate Swiss Tranche Exposures would exceed the aggregate Swiss Tranche Commitments and (iv) the Company shall not terminate or reduce the Japanese Tranche Commitments if, after giving effect to any concurrent prepayment of the Japanese Tranche Revolving Loans in accordance with Section 2.11, the aggregate Japanese Tranche Exposures would exceed the aggregate Japanese Tranche Commitments.

(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election.  Promptly following receipt of any such notice, the Administrative Agent shall advise the other Agents and the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10.  Increase in Commitments.  (a)  The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the total US Tranche Commitments, Swiss Tranche Commitments or Japanese Tranche Commitments be increased by an amount not less than $25,000,000 for any such increase; provided that after giving effect to any such increase the sum of the total Commitments shall not exceed $750,000,000.  Such notice shall set forth the amount of the requested increase in the total US Tranche Commitments, Swiss Tranche Commitments or Japanese Tranche Commitments, as the case may be, and the date on which such increase is requested to become effective (which shall be not less than 30 Business Days or more than 60 days after the date of such notice), and shall offer each Lender the opportunity to increase its Commitment by its US Tranche Percentage, Swiss Tranche Percentage or Japanese Tranche Percentage, as the case may be, of the proposed increased amount.  Each Lender shall, by notice to the Company and the Administrative Agent given not more than 10 Business Days after the date of the Company’s notice, either agree to increase its applicable Commitment by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to increase its applicable Commitment (and any Lender that does not deliver such a notice within such period of 10 Business Days shall be deemed to have declined to increase its Commitment) (each Lender so declining or deemed to have declined being a “Non-Increasing Lender”).  In the event that, on the 10th Business Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the total Commitments requested by the Company, the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Lender, to extend US Tranche Commitments, Swiss Tranche Commitments or Japanese Tranche Commitments, as the case may be, or increase their existing US Tranche Commitments, Swiss Tranche Commitments or Japanese Tranche Commitments, as the case may be, in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and the Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Augmenting Lender and/or its status as a Lender hereunder.  Any increase in the total US Tranche Commitments, Swiss Tranche Commitments or Japanese Tranche Commitments, as the case may be, may be made in an amount which is less than the increase requested by the Company if the Company is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b)  On the effective date (the “Increase Effective Date”) of any increase in the total US Tranche Commitments, Swiss Tranche Commitments or Japanese Tranche Commitments pursuant to this Section 2.10 (the “Commitment Increase”), (i) the aggregate principal amount of the US Tranche Revolving Loans, Swiss Tranche

Revolving Loans or Japanese Tranche Revolving Loans, as the case may be, outstanding (the “Initial Loans”) immediately prior to giving effect to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender and each Augmenting Lender that shall have been a US Tranche Lender, Swiss Tranche Lender or Japanese Tranche Lender, as the case may be, prior to the Commitment Increase shall pay to the Administrative Agent or another Agent designated by the Administrative Agent for such purpose in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s US Tranche Percentage, Swiss Tranche Percentage or Japanese Tranche Percentage, as the case may be (calculated after giving effect to the Commitment Increase), multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s US Tranche Percentage, Swiss Tranche Percentage or Japanese Tranche Percentage, as the case may be (calculated without giving effect to the Commitment Increase), multiplied by (2) the amount of the Initial Loans, (iii) each Augmenting Lender that shall not have been a Lender prior to the Commitment Increase shall pay to the Administrative Agent or another Agent designated by the Administrative Agent for such purpose in same day funds an amount equal to the product of (1) such Augmenting Lender’s US Tranche Percentage, Swiss Tranche Percentage or Japanese Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, and (iv) after the Administrative Agent or other Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent or such other Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s US Tranche Percentage, Swiss Tranche Percentage or Japanese Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, and (B) the product of (1) such Non-Increasing Lender’s US Tranche Percentage, Swiss Tranche Percentage or Japanese Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, (v) after the effectiveness of the Commitment Increase, the applicable Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.04, (vi) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its US Tranche Percentage, Swiss Tranche Percentage or Japanese Tranche Percentage, as the case may be, of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (vii) the applicable Borrowers shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Initial Loans.  The deemed payments made pursuant to clause (i) above in respect of each Eurocurrency Loan or TIBOR Loan shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(c)  Increases and new Commitments created pursuant to this Section 2.10 shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of paragraph (a) above.

(d)  Notwithstanding the foregoing, no increase in the Commitments of any Class (or in any Commitment of any Lender) or addition of an Augmenting Lender shall become effective under this Section unless, (i) on the date of such increase, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the Company, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01 as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase.

SECTION 2.11.  Prepayment of Loans.  (a)  Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided, that Competitive Loans may be prepaid only with the consent of the Lenders making such Loans.

(b)  If the aggregate Exposures of any Class shall exceed the aggregate Commitments of such Class (reduced, in the case of the US Tranche Commitments, by the aggregate amount of the US Tranche Lenders’ Competitive Loan Exposures), then (i) on the last day of any Interest Period for any Eurocurrency Revolving Borrowing or TIBOR Borrowing of such Class and (ii) on any other date in the event ABR Revolving Borrowings or Yen Base Rate Revolving Borrowings shall be outstanding under such Class, the applicable Borrowers shall prepay Revolving Loans or Competitive Loans of such Class in an amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable.  If, on any Reset Date, the aggregate amount of the Exposures of any Class shall exceed 105% of the aggregate Commitments of such Class (reduced, in the case of the US Tranche Commitments, by the aggregate amount of the US Tranche Lenders’ Competitive Loan Exposures), then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Borrowings of such Class in an aggregate principal amount sufficient to eliminate such excess.

(c)  Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)  The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment, (b) in the case of a TIBOR Borrowing, not later than 5:00 p.m., Local Time, four Business Days before the date of such prepayment, and (c) in the case of an ABR Borrowing or a Yen Base Rate Revolving Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09(c).  Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12.  Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which the last of such Commitments terminates; provided that, if such Lender continues to have any Exposure of any Class after its Commitment of such Class terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Exposure of such Class to but excluding the date on which such Lender ceases to have any such Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which all the Commitments shall have terminated and the Lenders shall have no further Exposures.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing facility fees with respect to US Tranche Commitments, a US Tranche Commitment of a Lender shall be deemed to be used to the extent of the outstanding US Tranche Revolving Loans and the LC Exposure of such Lender.

(b)  The Company agrees to pay (i) to the Administrative Agent for the account of each US Tranche Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to US Tranche Eurocurrency Revolving Loans on the daily amount of such US Tranche Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which such US Tranche Lender’s US Tranche Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date of termination of the US Tranche Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued under this paragraph through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the US Tranche Commitments terminate and any such fees accruing after the date on which the US Tranche Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Yen Base Rate Borrowing shall bear interest at the Yen Base Rate plus the Applicable Rate.

(c)  The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Eurocurrency Revolving Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(d)  The Loans comprising each TIBOR Borrowing shall bear interest at the TIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)  Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(f)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) above.

(g)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (g) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan or TIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and Yen and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Yen Base Rate, LIBO Rate or TIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or TIBOR Borrowing denominated in any currency:

(a)  the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or the TIBO Rate, as the case may be, for such Interest Period; or
(b)  the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate or the TIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing denominated in such currency to, or continuation of any Revolving Borrowing denominated in such currency as, a Eurocurrency Borrowing or TIBOR Borrowing, as the case may be, shall be ineffective, and any Eurocurrency Borrowing or TIBOR Borrowing, as the case may be, denominated in such currency that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) any Borrowing Request for a Eurocurrency Revolving Borrowing or TIBOR Borrowing, as the case may be, denominated in such currency shall be ineffective.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London or Tokyo interbank market any other condition affecting this Agreement or Eurocurrency Loans or TIBOR Loans made by such Lender or any Letter of Credit or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or TIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  Each Lender or the Issuing Bank shall determine the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section using the methods customarily used by it for such purpose (and if such Lender or the Issuing Bank uses more than one such method, the method used hereunder shall be that which most accurately determines such amount or amounts).  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender or the Issuing Bank to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay or cause the other Borrowers to pay to such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan, TIBOR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or TIBOR Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan, TIBOR Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan or TIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate or TIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or Tokyo interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the London Agent, the Tokyo Agent or the applicable Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The relevant Borrower shall indemnify the Administrative Agent, the London Agent, the Tokyo Agent and each Lender and the Issuing Bank, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Company by a Lender or the Issuing Bank, or by an Agent, on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation.

(f)  Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it such that, on such date, it will not be liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction, (ii) in the case of a Swiss Tranche Lender, any withholding tax that is imposed (A) by Switzerland (or any political subdivision thereof) on payments by a Swiss Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction, or (iii) in the case of a Japanese Tranche Lender, any withholding tax that is imposed (A) by Japan (or any political subdivision thereof) on payments by a Japanese Borrower from an office within such jurisdiction or (B) by the United States of America (or any political subdivision thereof) on payments by a US Borrower from an office within such jurisdiction.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.18 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company; provided that payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Borrowers will be deemed to have satisfied their obligations with respect to payments referred to in this proviso if they shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and no Borrower will be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions).  The Applicable Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.  Any amount payable by any Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euro.

(b)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its US Tranche Revolving Loans,  Swiss Tranche Revolving Loans, Japanese Tranche Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its US Tranche Revolving Loans, Swiss Tranche Revolving Loans, Japanese Tranche Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the US Tranche Revolving Loans, Swiss Tranche Revolving Loans, Japanese Tranche Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective US Tranche Revolving Loans, Swiss Tranche Revolving Loans, Japanese Tranche Revolving Loans and participations in LC Disbursements and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c)  Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

(d)  If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not be unreasonably withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Company.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such  assignment and delegation cease to apply.

SECTION 2.20.  Designation of US Borrowers, Swiss Borrowers and Japanese Borrowers.  The Company may at any time and from time to time designate any US Subsidiary as a US Borrower, any Swiss Subsidiary as a Swiss Borrower, or any Japanese Subsidiary as a Japanese Borrower, by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a US Borrower, a Swiss Borrower or a Japanese Borrower, as the case may be, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such

Subsidiary, whereupon such Subsidiary shall cease to be a US Borrower, a Swiss Borrower or a Japanese Borrower, as the case may be, and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any US Borrower, Swiss Borrower or Japanese Borrower at a time when any principal of or interest on any Loan to such US Borrower, Swiss Borrower or Japanese Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such US Borrower, Swiss Borrower or Japanese Borrower, as the case may be, to request or receive further Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

The Company and each other Borrower represents and warrants as follows:

SECTION 3.01.  Corporate Existence and Standing.  The Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company.

SECTION 3.02.  Authorization; No Violation.  The Transactions are within each Loan Party’s corporate or partnership powers, have been duly authorized by all necessary corporate or partnership action, and do not contravene (i) any Loan Party’s charter, by-laws or other constitutive documents or (ii) any law or any contractual restriction binding on or affecting any Loan Party.

SECTION 3.03.  Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Loan Parties of this Agreement or the other Loan Documents.

SECTION 3.04.  Validity.  This Agreement is, and the other Loan Documents when delivered will be, the legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.05.  Litigation.  There is no pending or, to the best of the knowledge of the Borrowers, threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Company and the Subsidiaries, taken as a whole, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

SECTION 3.06.  Financial Statements; No Material Adverse Change.  (a)  The consolidated balance sheets of the Company and its consolidated Subsidiaries at December 31, 2005, and June 30, 2006, and the related consolidated statements of income and stockholder’s equity for the fiscal year and the fiscal quarter, respectively, then ended, copies of which have been furnished to each Lender, present fairly the financial position of the Company and its consolidated Subsidiaries at December 31, 2005, and June 30, 2006, and the results of the operations and changes in financial position of the Company and its consolidated Subsidiaries for the fiscal year and the fiscal quarter, respectively, then ended, in conformity with GAAP consistently applied, subject, in the case of such quarterly financial statements, to normal year-end audit adjustments and to the absence of notes.

(b)  As of the date hereof there has been, since December 31, 2005, no material adverse change in the business, operations or financial condition of the Company and the Subsidiaries, taken as a whole.

SECTION 3.07.  Investment Company Act.  The Company is not (i) an “investment company,” (ii) a company “controlled” by an “investment company” which is registered under the Investment Company Act of 1940, as amended, or (iii) to the best knowledge of the Company, a company “controlled” by any other “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.08.  Regulation U.  Neither the Company nor any of the Subsidiaries is engaged in the business of purchasing or carrying Margin Stock.  The value of the Margin Stock owned directly or indirectly by the Company or any Subsidiary which is subject to any arrangement hereunder is less than an amount equal to 25% of the value of all assets of the Company and/or such Subsidiary subject to such arrangement (as described in the definition of “Indirectly Secured” in Section 221.2 of Regulation U issued by the Board of Governors of the Federal Reserve System).

SECTION 3.09.  Environmental Matters.  The operations of the Company and each Material Subsidiary comply in all material respects with all Environmental Laws, the noncompliance with which would materially adversely affect the business of the Company or the ability of the Company to obtain credit on commercially reasonable terms.

SECTION 3.10.  Disclosure.  None of the Confidential Information Memorandum (including the Reports of the Company to the Securities and Exchange Commission included therein) or any other written information prepared and furnished by or on behalf of the Loan Parties to any Agent or Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains as of the date thereof (or, in the case of any such information that is not dated, the earliest date on which such information is furnished to the Administrative Agent or any Lender) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.11.  Subsidiary Guarantors.  The Subsidiary Guarantors include all the Material Subsidiaries, other than Foreign Subsidiaries.

SECTION 3.12.  Solvency.  As of the Initial Borrowing Date, after giving effect to the Borrowings hereunder on such date, (a) the fair value of the assets of the Company and the Subsidiaries, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company and the Subsidiaries will be greater than the amount that will be required to pay the probable liability in respect of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and the Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and the Subsidiaries will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted.

SECTION 3.13.  Limitation of Debt from  Lenders that are not Qualifying Banks.  Each Swiss Borrower has Debt owing to no more than twenty (20) Lenders that are not Qualifying Banks, including for the purpose of this Section 3.13 any such Debt owing to Affiliates of such Swiss Borrower.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions has been satisfied (or waived in accordance with Section 11.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Sidley Austin LLP, special counsel for the Company, substantially in the form of Exhibit E-1, and (ii) the Associate General Counsel of the Company, substantially in the form of Exhibit E-2.  Each Loan Party hereby requests such counsel to deliver such opinions.
(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of the Loan Parties and the authorization of the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)  The Administrative Agent shall have received (i) a certificate, dated the Effective Date and signed by the chief financial officer of the Company, confirming that all the conditions set forth in this Section 4.01 and in paragraphs (a) and (b) of Section 4.02 have been satisfied.
(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent an invoice with respect thereto shall have been received by the Company not fewer than five Business Days (or such lesser number of days as the Company shall agree) prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Loan Document.
(f)  The Guarantee Requirement shall be satisfied.
(g)  The Company shall have (i) repaid in full the principal of, and interest accrued on, all Loans (other than Japanese Tranche Revolving Loans) and LC Disbursements (each as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date, together with all other amounts accrued and unpaid thereunder and (ii) paid all accrued and unpaid fees and expenses subject to payment or reimbursement under the Existing Credit Agreement.  All Letters of Credit (as defined in the Existing Credit Agreement) issued under the Existing Credit Agreement shall be terminated or shall have expired.
(h)  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of

Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) on or prior to September 29, 2006.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of each Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, other than representations which are given as of a particular date, in which case the representation shall be true and correct as of that date.
(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the application of the proceeds thereof, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.  Initial Credit Event in Respect of each Borrower that is not a Borrower on the Effective Date.  The obligation of each Lender to make Loans to each Borrower that is not a Borrower on the Effective Date is subject to the satisfaction of the following conditions on the date of the initial Credit Event in respect of such Borrower:

(a)  The Administrative Agent (or its counsel) shall have received such Borrower’s Borrowing Subsidiary Agreement duly executed by all parties thereto.
(b)  The Administrative Agent shall have received such documents and certificates (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that it will:

SECTION 5.01.  Payment of Taxes, Etc.  Pay and discharge, and cause each Material Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profit or property, and (ii) all lawful claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither the Company nor any Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and with respect to which the Company shall have established appropriate reserves in accordance with GAAP.

SECTION 5.02.  Maintenance of Insurance.  Maintain, and cause each Material Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by (or, as applicable, self-insure in a manner and to an extent not inconsistent with conventions observed by) companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Material Subsidiary operates.

SECTION 5.03.  Preservation of Existence, Etc.  Preserve and maintain, and cause each Material Subsidiary to preserve and maintain, its corporate, limited liability company or partnership existence, rights (charter and statutory), and franchises, except as otherwise permitted by Section 6.04.

SECTION 5.04.  Compliance with Laws, Etc.  Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which would materially adversely affect the business of the Company and the Subsidiaries or the ability of the Company to obtain credit on commercially reasonable terms.

SECTION 5.05.  Keeping of Books.  Keep, and cause each Material Subsidiary to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Material Subsidiary in accordance with GAAP consistently applied.

SECTION 5.06.  Inspection.  Permit, and cause each Material Subsidiary to permit, the Administrative Agent, and its representatives and agents, to inspect any of the properties, corporate books and financial records of the Company and its Material Subsidiaries, to examine and make copies of the books of account and other financial records of the Company and its Material Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Material Subsidiaries with, and to be advised as to the same by, their respective officers or directors, at such reasonable times during normal business hours and intervals as the Administrative Agent may reasonably designate.

SECTION 5.07.  Reporting Requirements.  Furnish to the Administrative Agent in sufficient copies for distribution to each Lender:

(a)  As soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such quarter and a consolidated statement of income and changes in financial position (or consolidated statement of cash flow, as the case may be) of the Company and the consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Company;
(b)  As soon as available and in any event within 100 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and the consolidated Subsidiaries as of the end of such year and a consolidated statement of income and stockholder’s equity and changes in financial position of the Company and the consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLC, independent registered public accounting firm of the Company, or other independent public accountants of nationally recognized standing, on the results of their examination of the consolidated annual financial statements of the Company and the consolidated Subsidiaries, which report shall be unqualified or shall be otherwise reasonably acceptable to the Required Lenders; provided that such report may set forth qualifications to the extent such qualifications pertain solely to changes in GAAP from earlier accounting periods, the implementation of which changes (with the concurrence of such accountants) is reflected in the financial statements accompanying such report;
(c)  Promptly after the sending or filing thereof, copies of all reports which the Company files with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including, without limitation, all such reports that disclose material litigation pending against the Company or any Material Subsidiary or any material noncompliance with any Environmental Law on the part of the Company or any Material Subsidiary;
(d)  Together with the financial statements required pursuant to clauses (a) and (b) above, a certificate signed by the chief financial officer of the Company (A) stating that no Default exists or, if any does exist, stating the nature and status thereof and describing the action the Company proposes to take with respect thereto and (B) demonstrating, in reasonable detail, the calculations used by such officer to determine compliance with the financial covenants contained in Sections 6.07 and 6.08;
(e)  With respect to each fiscal year for which the Company shall have an aggregate Unfunded Liability of $10,000,000 or more for all of its single employer pension benefit plans covered by Title IV of ERISA and all multiemployer pension benefit plans covered by Title IV of ERISA to which the

Company has an obligation to contribute, as soon as available, and in any event within ten months after the end of such fiscal year, a statement of Unfunded Liabilities of each such plan, certified as correct by an actuary enrolled in accordance with regulations under ERISA and a statement of estimated withdrawal liability as of the most recent plan year end as customarily prepared by the trustees under the multiemployer plans to which the Company has an obligation to contribute;
(f)  As soon as possible, and in any event within 30 days after the occurrence of each event the Company knows is or may be a reportable event (as defined in Section 4043 of ERISA, but excluding any reportable event with respect to which the 30 day reporting requirement has been waived) with respect to any plan with an Unfunded Liability in excess of $10,000,000, a statement signed by the chief financial officer of the Company describing such reportable event and the action which the Company proposes to take with respect thereto;
(g)  As soon as possible, and in any event within five Business Days after the Company shall become aware of the occurrence of each Default, which Default is continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default or event and the action which the Company proposes to take with respect thereto; and
(h)  From time to time, such other information as to the business and financial condition of the Company and the Subsidiaries and their compliance with the Loan Documents as any Agent, or any Lender through the Administrative Agent, may reasonably request.

SECTION 5.08.  Use of Proceeds and Letters of Credit.  Use the proceeds of Borrowings hereunder and the Letters of Credit for the purposes referred to in the recitals to this Agreement, and not for any purpose that would entail a violation of any applicable law or regulation (including, without limitation, Regulations U and X of the Board).  With respect to any Borrowing the proceeds of which shall be used to purchase or carry Margin Stock, the applicable Borrower shall include in the Borrowing Request for such Borrowing such information as shall enable the Lenders and the Borrowers to determine that they are in compliance with such Regulations U and X.

SECTION 5.09.  Guarantee Requirement.  Cause the Guarantee Requirement to be satisfied at all times.

SECTION 5.10.  Limitation of Debt From Lenders That Are Not Qualifying Banks.  Each Swiss Borrower shall have Debt owing to no more than twenty (20) lenders that are not Qualifying Banks, including for the purposes of this Section 5.10 any such Debt owing to Affiliates of such Swiss Borrower.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.01.  Subsidiary Debt.  Permit any Material Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or permit to exist any Debt, except:

(a)  Debt created hereunder;
(b)  Debt existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof;
(c)  Debt to the Company or any other Subsidiary; and
(d)  other Debt; provided that the Designated Amount does not at any time exceed 15% of Consolidated Net Tangible Assets.

SECTION 6.02.  Liens, Etc.  Suffer to exist, create, assume or incur, or permit any Material Subsidiary to suffer to exist, create, assume or incur, any Security Interest, or assign, or permit any Material Subsidiary to assign, any right to receive income, in each case to secure Debt or any other obligation or liability, other than:

(a)  any Security Interest to secure Debt or any other obligation or liability of any Material Subsidiary to the Company;
(b)  mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith and for which reasonable reserves have been established;
(c)  any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;
(d)  Security Interests for taxes, assessments or governmental charges or levies not yet delinquent or Security Interests for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith and for which reasonable reserves have been established;

(e)  Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;
(f)  landlords’ liens on fixtures located on premises leased by the Company or a Material Subsidiary in the ordinary course of business;
(g)  Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States of America, any state thereof, or any department, agency or instrumentality of the United States of America or any state thereof for obligations not yet delinquent;
(h)  any Security Interest arising by reason of deposits to qualify the Company or a Material Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, laws;
(i)  any purchase money Security Interest claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Security Interest;
(j)  any Security Interest existing as of the date hereof and set forth on Schedule 6.02, and the extension thereof to additions, extensions, or improvements to the property subject to the Security Interest which does not arise as a result of borrowing money or the securing of Debt or other obligation or liability created, assumed or incurred after such date;
(k)  Security Interests on (i) property of a corporation or firm existing at the time such corporation is merged or consolidated with the Company or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or a firm as an entirety (or the properties of a corporation or firm comprising a product line or line of business, as an entirety) or substantially as an entirety to the Company or a Subsidiary; or (ii) property comprising machinery, equipment or real property acquired by the Company or any of its Material Subsidiaries, which Security Interests shall have existed at the time of such acquisition and secure obligations assumed by the Company or such Material Subsidiary in connection with such acquisition; provided that the Debt or other obligations or liabilities secured by Security Interests of the type described in this paragraph (k) shall not either (i) have been created in anticipation of such merger, consolidation, sale, lease or other disposition or in contemplation of such acquisition or (ii) at any time exceed an aggregate amount equal to $30,000,000;
(l)  Security Interests arising in connection with the sale, assignment or other transfer by the Company or any Material Subsidiary of accounts receivable, lease receivables or other payment obligations (any of the foregoing being a “Receivable”) owing to the Company or such Material Subsidiary or any interest in any of the foregoing (together in each case with any collections and other proceeds thereof and any collateral, guarantees or other property or claims in favor of the Company or such Material Subsidiary supporting or securing payment by the obligor thereon of any such Receivables), in each case whether such sale, assignment or other transfer constitutes a “true sale” or a secured financing for accounting, tax or any other purpose; provided that either (i) such sale, assignment or other transfer shall have been made as part of a sale of the business out of which the applicable Receivables arose, (ii) such sale, assignment or other transfer is made in the ordinary course of business and is for the purpose of collection only, (iii) such sale, assignment or other transfer is made in connection with an agreement on the part of the assignee thereof to render performance under the contract that has given rise to such Receivable, or (iv) in the case of any other sale, assignment or transfer, the Designated Amount does not at any time exceed 15% of Consolidated Total Assets;
(m)  Security Interests securing non-recourse obligations in connection with leveraged or single-investor lease transactions;
(n)  Security Interests securing the performance of any contract or undertaking made in the ordinary course of business (as such business is currently conducted) other than for the payment of Debt;
(o)  any Security Interest granted by any Material Subsidiary; provided, that (i) the principal business and assets of such Material Subsidiary are located in Puerto Rico or are located outside of the United States, its other territories and possessions, (ii) the property of such Material Subsidiary which is subject to such Security Interest is a parcel of real property, a manufacturing plant, manufacturing equipment, a warehouse, or an office building hereafter acquired, constructed, developed or improved by such Material Subsidiary, and (iii) such Security Interest is created prior to or contemporaneously with, or within 120 days after (x) in the case of acquisition of such property, the completion of such acquisition and (y) in the case of the construction, development or improvement of such property, the later to occur of the completion of such construction, development or improvement or the commencement of operations, use or commercial production (exclusive of test and start-up periods) of such property, and such Security Interest secures or provides for the payment of all or any part of the acquisition cost of such property or the cost of construction, development or improvement thereof, as the case may be;
(p)  any Security Interest in deposits or cash equivalent investments pledged with a financial institution for the sole purpose of implementing a hedging or financing arrangement commonly known as a “back-to-back” loan arrangement, provided in each case that neither the assets subject to such Security Interest nor the Debt incurred in connection therewith are reflected on the consolidated balance sheet of the Company; or
(q)  any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Debt or any other obligation or liability secured by any Security Interest referred to in the foregoing paragraphs

(a) through (p), provided that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall not exceed the principal amount outstanding immediately prior to such extension, renewal or refunding, and that the Security Interest securing such Debt or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or refunding secured such Debt or other obligation or liability and additions to such property; and provided further that the principal amount of Debt or any other obligation or liability secured by such Security Interest shall continue to be taken into account for purposes of computing the amount of Debt or any other obligation or liability that may be secured under any applicable basket provided for in the foregoing paragraphs (a) through (p).

Notwithstanding the foregoing provisions of this Section, the Company and the Material Subsidiaries may, at any time, suffer to exist, issue, incur, assume and guarantee Secured Debt (in addition to Secured Debt permitted to be secured under the foregoing paragraphs (a) through (k) and (m) through (q)); provided that the Designated Amount does not at any time exceed 15% of Consolidated Net Tangible Assets.

SECTION 6.03.  Sale and Leaseback Transactions.  Enter into or be party to, or permit any Material Subsidiary to enter into or be party to, any Sale and Leaseback Transaction unless after giving effect thereto the Designated Amount does not exceed 15% of Consolidated Net Tangible Assets.

SECTION 6.04.  Merger, Etc.  (a)  Permit the Company to merge or consolidate with or into, or Transfer Assets to, any Person, except that the Company may (i) merge or consolidate with any US Corporation, including any Subsidiary that is a US Corporation, and (ii) Transfer Assets to any Subsidiary which is a US Corporation; provided, in each case described in clause (i) and (ii) above, that (A) immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (B) in the case of any merger or consolidation to which the Company shall be a party, the survivor of such merger or consolidation shall be the Company.

(b)  Permit any Material Subsidiary to merge or consolidate with or into, or Transfer Assets to, any Person unless (i) immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (ii) if either constituent corporation in such merger or consolidation, or the transferor of such assets, is a Subsidiary Guarantor, the surviving or resulting corporation or the transferee of such assets, as the case may be, shall be a Subsidiary Guarantor.

(c)  Notwithstanding the foregoing provisions of this Section 6.04 (other than the restrictions of paragraph (a) above on the ability of the Company to Transfer Assets), the Company may sell, transfer or otherwise dispose of all or substantially all of the capital stock or other equity interests, or the assets of, any Material Subsidiary (other than any Borrower, Edwards Lifesciences LLC, or Edwards Lifesciences World Trade Corporation), and any such Material Subsidiary may merge or consolidate with or into, or Transfer Assets to, any Person; provided, that, in each case (i) both before and immediately after giving effect to such transaction, no Default shall have occurred and be continuing and (ii) such transaction shall be at fair value on an arm’s-length basis.

SECTION 6.05.  Change in Business.  Permit the Company or any Material Subsidiary to engage to any material extent in any business other than the medical devices, supplies and services businesses (but excluding the management of institutional health care providers such as hospitals, nursing homes, and long-term care facilities).

SECTION 6.06.  Certain Restrictive Agreements.  Permit the Company or any Material Subsidiary to enter into any contract or other agreement that would limit the ability of any Material Subsidiary to pay dividends or make loans or advances to, or to repay loans or advances from, the Company or any other Subsidiary; provided that nothing in this section shall prohibit (a) covenants or agreements entered into in connection with the incurrence of secured Debt permitted hereunder that restrict the transfer of collateral securing such Debt or (b) agreements entered into in connection with sales of Receivables that govern the application of proceeds of sold Receivables.

SECTION 6.07.  Leverage Ratio.  Permit the Leverage Ratio at any time to exceed 3.00:1.00.

SECTION 6.08.  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending during any period set forth below to be less than 4.00:1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  Any Borrower shall fail to (i) pay any interest or fee due hereunder and such default continues for five days, or (ii) pay any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due hereunder; or
(b)  Any representation or warranty made or deemed made by the Company or any other Loan Party (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or
(c)  The Company or any Material Subsidiary shall fail to maintain its corporate, limited liability company or partnership existence as required by Section 5.03, or the Company or any Material Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Article VI (other than

Section 6.02 insofar as such failure results from a nonconsensual Security Interest) of this Agreement on its part to be performed or observed; or
(d)  The Company or any Subsidiary shall (i) fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed (other than those failures or breaches referred to in paragraphs (a), (b) and (c) above) and any such failure shall remain unremedied for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender; or
(e)  Either (i) the Company or any Material Subsidiary shall fail to pay any amount of principal of, interest on or premium with respect to, any Debt (other than the Loans) of the Company or such Subsidiary outstanding under one or more instruments or agreements when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and (A) such Debt shall be in an aggregate principal amount not less than $10,000,000 and such failure shall continue beyond the greater of 15 days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (B) such Debt shall be in an aggregate principal amount not less than $20,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist with respect to any Debt (other than the Loans) of the Company or such Subsidiary outstanding under one or more instruments or agreements if the effect of such event or condition is (or will after the lapse of any grace period be) to cause, or to permit the holder or holders of such debt (or any trustee or agent on their behalf) to cause, such Debt to become due, or to require such Debt to be prepaid (other than by a scheduled prepayment), prior to the stated maturity thereof and (A) such Debt shall be in an aggregate principal amount not less than $10,000,000 and such failure shall continue beyond the greater of 15 days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (B) such Debt shall be in an aggregate principal amount not less than $20,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or
(f)  The Company or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or
(g)  The Company or any Material Subsidiary shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or such Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the

Company or any such Material Subsidiary shall take corporate action to authorize any of the actions set forth above in this paragraph (f); provided that, in the case of any such proceeding filed or commenced against the Company or any Material Subsidiary, such event shall not constitute an “Event of Default” hereunder unless either (i) the same shall have remained undismissed or unstayed for a period of 60 days, (ii) an order for relief shall have been entered against the Company or such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect or (iii) the Company or such Material Subsidiary shall have taken corporate action consenting to, approving or acquiescing in the commencement or maintenance of such proceeding; or
(h)  Any judgment or order for the payment of money shall be rendered against the Company or any Material Subsidiary and (i) either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 10 consecutive days, in the case of a judgment or order rendered or entered by a court located in the United States, its territories and Puerto Rico, or 30 consecutive days, in the case of any other court, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, and (ii) the amount of such judgment or order, when aggregated with the amount of all other such judgments and orders described in this subsection (h), shall exceed $20,000,000;
(i)  Either (i) the Pension Benefit Guaranty Corporation shall terminate any single-employer plan (as defined in Section 4001(b)(2) of ERISA) that provides benefits for employees of the Company or any Material Subsidiary and such plan shall have an Unfunded Liability in an amount in excess of $5,000,000 at such time or (ii) withdrawal liability shall be assessed against the Company or any Material Subsidiary in connection with any multiemployer plan (whether under Section 4203 or Section 4205 of ERISA) and such withdrawal liability shall be an amount in excess of $5,000,000; or
(j)  the guarantee of any Subsidiary Guarantor that is a Material Subsidiary under the Subsidiary Guarantee Agreement or the Company’s guarantee under Article X shall not be (or shall be asserted by the Company or any Subsidiary Guarantor not to be) valid or in full force and effect; or
(k)  a Change of Control shall have occurred.

then, in any such event but subject to the next sentence, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, (i) declare the obligation of each Lender to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate and/or (ii) declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, that in the case of any

Competitive Bid Note, the unpaid principal amount thereof, and all interest accrued and unpaid thereon, shall not be declared to be due and payable pursuant to the foregoing clause (ii) without the consent of the holder of such Competitive Bid Note.  In the event of the occurrence of an Event of Default under clause (f) or (g) of this Article VII, (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VIII

The Agents

In order to expedite the transactions contemplated by this Agreement, the Persons named in the heading of this Agreement are hereby appointed to act as Administrative Agent, London Agent and Tokyo Agent on behalf of the Lenders and the Issuing Bank.  Each of the Lenders, each assignee of any Lender and the Issuing Bank hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or the Issuing Bank and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent and, to the extent expressly provided herein, the other Agents are hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.  Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized  to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement in the event that all the capital stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than the Company or an Affiliate of the Company in a transaction permitted by Section 6.04.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the institution serving as Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or wilful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower (in which case such Agent shall give written notice to each other Lender), and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After the Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby acknowledges that the Syndication Agent and each Documentation Agent has no rights, duties or liability hereunder other than in its capacity as a Lender.

ARTICLE IX

Collection Allocation Mechanism

On the CAM Exchange Date, (a) the Commitments shall automatically and without further act be terminated as provided in Article VII and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that, in lieu of the interests of each Lender in the particular Specified Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Specified Obligation.  Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Borrower hereby consents and agrees to the CAM Exchange.  Each Borrower and each Lender agrees from time to time to execute and deliver to the Agents all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by an Agent pursuant to any Loan Document in respect of any Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph).

In the event that, on or after the CAM Exchange Date, the aggregate amount of the Specified Obligations shall change as a result of the making by the Issuing Bank of an LC Disbursement that is not reimbursed by the applicable Borrower, then (a) each US Tranche Lender shall, in accordance with Section 2.05(d), promptly purchase from the Issuing Bank a participation in such LC Disbursement in the amount of such US Tranche Lender’s US Tranche Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the US Tranche Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Specified Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding on the CAM Exchange Date.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE X

Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers.  The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.  The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE XI

Miscellaneous

SECTION 11.01.  Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)  if to any Borrower, to One Edwards Way, Irvine, California 92614, Attention of Daniel M. Gallagher (Telecopy No. (949) 250-2275);
(b)  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Jennifer Anyigbo (Telecopy No. (713) 750-2782), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Parkinson Small (Telecopy No. (212) 270-6637);
(c)  if to the London Agent, to it at J.P. Morgan Europe Limited, 125 London Wall, London, England EC2Y 5AJ, Attention of Susan Dalton (Telecopy No. 011-44-207-777-2542); with a copy to the Administrative Agent as provided in paragraph (b) above;
(d)  if to the Tokyo Agent, to it at Mizuho Corporate Bank, Ltd., Syndicated Finance Administration Division, 1-3-3, Marunouchi, Chiyoda-ku, Tokyo, Japan, Attention of Mieko Morii, (Telecopy No. 011-81-3-3201-0704); with a copy to the Administrative Agent as provided in paragraph (b) above

(e)  if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, TX 77002, Attention of Jennifer Anyigbo (Telecopy No. (713) 750-2782); and
(f)  if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02.  Waivers; Amendments.  (a)  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that the addition of new tranches of loans or commitments that may be extended under this Agreement shall not be deemed to alter such pro rata sharing of payments), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (except, in each case, to provide for new tranches of loans or commitments that may be extended under this Agreement), (vi) release the Company or all or substantially all the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article X or the Subsidiary Guarantee Agreement, without the written consent of each Lender, (vii) change any provisions of Article IX without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or the Issuing Bank, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the Swiss Tranche Lenders or the Japanese Tranche Lenders), the Swiss Tranche Lenders (but not the Japanese Tranche Lenders or the US Tranche Lenders), or the Japanese Tranche Lenders (but not the US Tranche Lenders or the Swiss Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders.

SECTION 11.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel, for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Company shall indemnify each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, reasonable out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) any transaction or proposed transaction (whether or not consummated) in which any proceeds of any borrowing hereunder are applied or proposed to be applied, directly or indirectly, by the Company or any Subsidiary, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (iii) the execution, delivery or performance by the Company and the Subsidiaries of the Loan Documents, or any actions or omissions of the Company or any Subsidiary in connection therewith; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses shall have resulted from the gross negligence or wilful misconduct of such Indemnitee or the violation by such Indemnitee of any law or court order applicable to it.

(c)  To the extent that the Company fails to pay any amount required to be paid by it to any Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against such Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.

(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable within 15 Business Days after receipt by the Company of a reasonably detailed invoice therefor.

SECTION 11.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, each other Indemnitee and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Agents, the Issuing Bank and the

Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or other amounts at the time owing to it); provided that (i)  the Administrative Agent and, except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender, the Company (and in the case of an assignment of all or a portion of a US Tranche Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments and outstanding Loans, the amount of the Commitments and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided, that if such assignment is an assignment of commitments or Loans under the Japanese Tranche, the processing and recordation fee shall be paid to the Tokyo Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (v) with respect to any assignment of Swiss Tranche Commitments or Swiss Tranche Revolving Loans, the parties to the assignment shall advise the Company as to whether the assignee is a Qualifying Bank, and if the assignee is not a Qualifying Bank and after giving effect to such assignment there would be more than ten Swiss Tranche Lenders that were not Qualifying Banks, the assignment shall not be permitted; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default referred to in clause (f) or (g) of Article VII has occurred and is continuing.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)  The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each

Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)  Any Lender may, without the consent of any Borrower or the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vi) of the first proviso to Section 11.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17, 11.03 and 11.12 (but, in the case of Section 11.12, only for a period of two years following termination of this Agreement) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12.  Confidentiality.  (a)  Each Agent, the Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, to Related Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Agents or the Lenders against the Borrowers under this Agreement or any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section of which such Agent or Lender is aware or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company other than as a result of a breach of this Section of which such Agent or Lender is aware.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company other than as a result of a breach of this Section of which such Agent or Lender is aware.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)  Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Company and its Related Parties or its or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and State securities laws.

(c)  All Information, including requests for waivers and amendments, furnished by the Company or the Agents pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and the Subsidiaries and its and their Related Parties or securities.  Accordingly, each Lender represents to the Company and each Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and State securities laws.

SECTION 11.13.  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 11.14.  Termination of Covenants.  Notwithstanding any other provision in this Agreement, at any time when the Commitments shall have terminated and no Loans shall be outstanding but Letters of Credit are still outstanding, if the Borrowers shall post cash collateral in an amount equal to the LC Exposure, the Borrowers shall no longer be required to comply with the covenants set forth in Article V or Article VI of this Agreement.

SECTION 11.15.  Release of Guarantors.  A Subsidiary Guarantor shall be released from each of the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement with respect to such Subsidiary Guarantor if (i) all of the capital stock of such Subsidiary Guarantor owned by the Company or any Subsidiary shall be sold in a transaction permitted under the terms of this Agreement and (ii) at the time of such sale no Default has occurred and is continuing.  The Administrative Agent shall promptly (and the Lenders hereby authorize and instruct the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and to provide written evidence of the release of any Subsidiary Guarantor pursuant to this Section.

SECTION 11.16.  USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 11.17.  Qualifying Bank Representation and Warranty.  Each Swiss Tranche Lender on the date of this Agreement hereby represents and warrants to the Swiss Borrower that such Lender is a Qualifying Bank.  If, at any time prior to the expiration or termination of the Swiss Tranche Commitments and the repayment in full of the principal of and interest on each Swiss Tranche Revolving Loan, any Swiss Tranche Lender that shall have been a Qualifying Bank at the time it became a party hereto shall cease to be a Qualifying Bank, and at such time there are more than ten Swiss Tranche Lenders (including such Swiss Tranche Lender) that are not Qualifying Banks, then such Swiss Tranche Lender shall promptly transfer any Swiss Tranche Commitment and any Swiss Tranche Revolving Loan to a Qualifying Bank in accordance with Section 11.04(b).

SECTION 11.18.  No Fiduciary Duty.  Each Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Issuing Bank, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Issuing Bank, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EDWARDS LIFESCIENCES CORPORATION,

by
/s/ Thomas M. Abate
Name: Thomas M. Abate
Title: Corporate Vice President,
Chief Financial Officer and Treasurer

EDWARDS LIFESCIENCES WORLD TRADE CORPORATION,

by
/s/ Thomas M. Abate
Name: Thomas M. Abate
Title: Corporate Vice President,
Chief Financial Officer and Treasurer

EDWARDS LIFESCIENCES LLC,

by
/s/ Thomas M. Abate
Name: Thomas M. Abate
Title: Corporate Vice President,
Chief Financial Officer and Treasurer

EDWARDS LIFESCIENCES (U.S.) INC.,

by
/s/ Thomas M. Abate
Name: Thomas M. Abate
Title: Corporate Vice President,
Chief Financial Officer and Treasurer

EDWARDS LIFESCIENCES AG,

by
/s/ Michael Ferguson
Name: Michael Ferguson
Title: Director

EDWARDS LIFESCIENCES (JAPAN) LIMITED,

by
/s/ Huimin Wang, M.D.
Name: Huimin Wang, M.D.
Title: Representative Director

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Issuing Bank,

by
/s/ Dawn Lee Lum
Name: Dawn Lee Lum
Title: Vice President

BANK OF AMERICA, N.A.,

by
/s/ Kevin Wagley
Name: Kevin Wagley
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI
UFJ, LTD. (CHICAGO BRANCH)

by
/s/ Tsuguyuki Umene
Name:	Tsuguyuki Umene
Title:	Deputy General Manager

MIZUHO CORPORATE BANK, LTD.

by
/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

MIZUHO CORPORATE BANK, LTD.
as Tokyo Agent

by
/s/ Jun Okazaki
Name:	Jun Okazaki
Title:	General Manager,
Syndicated Finance
Coordination Division

SUNTRUST BANK

by
/s/ Gregory M. Ratlifff
Name:	Gregory M. Ratliff
Title:	Vice President

WACHOVIA BANK, NATIONAL
ASSOCIATION

by
/s/ James S. Conville
Name:	James S. Conville
Title:	Assistant Vice President

BANCO BILBAO VIZCAYA
ARGENTARIA, S.A.

by
/s/ Hector O. Villegas
Name:	Hector O. Villegas
Title:	Vice President,
Global Corporate Banking

by
/s/ Maria T. Vizan
Name:	Maria T. Vizan
Title:	Vice President,
Global Corporate Banking

MORGAN STANLEY BANK

by
/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA

by
/s/ Nadine Bell
Name:	Nadine Bell
Title:	Senior Manager Loan
Operations

WELLS FARGO BANK, N.A.

by
/s/ Paul K. Stimpfl
Name:	Paul K. Stimpfl
Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A.

by
/s/ Stephen W. Dunne
Name:	Stephen W. Dunne
Title:	Vice President

EXHIBIT A-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT dated as of [          ], among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [          ] corporation (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Five Year Credit Agreement”), among the Company, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Ltd., as Tokyo Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo – Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., Suntrust Bank and Wachovia Bank, N.A., each as Documentation Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Five Year Credit Agreement.  Under the Five Year Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the US Borrowers, the Swiss Borrowers and the Japanese Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a [US] [Swiss] [Japanese] Borrower.  The Company represents that the New Borrowing Subsidiary is a Wholly Owned Subsidiary organized in [the United States] [Switzerland] [Japan].  Each of the Company and the New Borrowing Subsidiary represent and warrant that the representations and warranties of the Company in the Five Year Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date.  The Company agrees that the Guarantee of the Company contained in the Five Year Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary.  Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent the New Borrowing Subsidiary shall be a party to the Five Year Credit Agreement and shall constitute a “[US] [Swiss] [Japanese] Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Five Year Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

EDWARDS LIFESCIENCES CORPORATION,

by

Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank,

by

Name:
Title:

2

EXHIBIT A-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

c/o JPMorgan Chase Bank,

as Administrative Agent

270 Park Avenue

New York, NY 10017

[Date]

Ladies and Gentlemen:

The undersigned, Edwards Lifesciences Corporation (the “Company”), refers to the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Five Year Credit Agreement”), among the Company, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Ltd., as Tokyo Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo – Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., Suntrust Bank and Wachovia Bank, N.A., each as Documentation Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Five Year Credit Agreement.

The Company hereby terminates the status of [  ] (the “Terminated Borrowing Subsidiary”) as a [US] [Swiss] [Japanese] Borrower under the Five Year Credit Agreement.  [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Five Year Credit Agreement) pursuant to the Five Year Credit Agreement have been paid in full on or prior to the date hereof.]  [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Five Year Credit Agreement) pursuant to the Five Year Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings, under the Five Year Credit Agreement.]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

EDWARDS LIFESCIENCES CORPORATION,

by

Name:
Title:

2

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006 (as amended, modified, supplemented or waived, the “Five Year Credit Agreement”), among Edwards Lifesciences Corporation, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Ltd., as Tokyo Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo – Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., Suntrust Bank and Wachovia Bank, N.A., each as Documentation Agent.  Capitalized terms used but not defined herein shall have the meanings specified in the Five Year Credit Agreement.

1.  The Assignor named below hereby sells and assigns, without recourse to the Assignor, to the Assignee named below and the Assignee hereby purchases and assumes, without recourse to the Assignor, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Five Year Credit Agreement, including, without limitation, the interests set forth below in the Commitments of the Assignor on the Assignment Date and the Loans owing to the Assignor which are outstanding on the Assignment Date.  The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.  The Assignee hereby acknowledges receipt of a copy of the Five Year Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Five Year Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Five Year Credit Agreement.

2.  This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) to the extent required, any documentation required to be delivered by the Assignee pursuant to Section 2.16 of the Five Year Credit Agreement, (ii) if the Assignee is not already a Lender under the Agreement, an Administrative Questionnaire in the form provided by the Administrative Agent and (iii) a processing and recordation fee in the amount of $3,500.

3.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

2

Facility	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the facility and the aggregate Commitments of all Lenders thereunder)

US Tranche Commitment Assigned:	$	%

Swiss Tranche Commitment Assigned:	$	%

Japanese Tranche Commitment Assigned:	$	%
US Tranche Revolving Loans:	$	%
Swiss Tranche Revolving Loans:	$	%
Japanese Tranche Revolving Loans:	$	%

The terms set forth herein are hereby agreed to:

Consented (if required):

, as
Assignor,

by

Name:
Title:

EDWARDS LIFESCIENCES
CORPORATION,

by

Name:
Title:

3

, as
Assignee,

by

Name:
Title:

Consented (if required):

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Issuing Bank,

by

Name:
Title:

4

EXHIBIT C

FIVE YEAR SUBSIDIARY GUARANTEE AGREEMENT dated as of September 29, 2006, among each of the subsidiaries of EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), listed on Schedule I hereto or becoming a party hereto as provided in Section 15 (the “Subsidiary Guarantors”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

Reference is made to the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Ltd., as Tokyo Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo – Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., Suntrust Bank and Wachovia Bank, N.A., each as Documentation Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrowers pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  Each of the Subsidiary Guarantors acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders.  The obligations of the Lenders to make Loans are conditioned on, among other things, the execution and delivery by the Subsidiary Guarantors of this Subsidiary Guarantee Agreement.  In order to induce the Lenders to make Loans, the Subsidiary Guarantors are willing to execute this Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1.  Guarantee.  Each Subsidiary Guarantor unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Credit Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each interest rate hedging Agreement relating to Obligations referred to in the preceding clause (a) entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such hedging agreement was entered into (all the obligations referred to in the preceding clauses (a) and (b) being collectively called the “Obligations”).  Each Subsidiary Guarantor agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

Each Subsidiary Guarantor further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Each Subsidiary Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Subsidiary Guarantors hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of the Credit Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of the Credit Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Subsidiary Guarantor to subrogation.

Each Subsidiary Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

The obligations of the Subsidiary Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations (including lack of due authorization or execution of the Credit Agreement, any Loan Document or any other instrument or agreement), any impossibility in the performance of any of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative

2

Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other instrument or agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or that would otherwise operate as a discharge of each Subsidiary Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations).

Each Subsidiary Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. Each Subsidiary Guarantor further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, such Subsidiary Guarantor shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Subsidiary Guarantor of any sums as provided above, all rights of such Subsidiary Guarantor against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents and the Lenders.

Each Subsidiary Guarantor hereby consents and agrees to the CAM Exchange referred to in the Credit Agreement.

Nothing shall discharge or satisfy the liability of any Subsidiary Guarantor hereunder except the full performance and payment of the Obligations.

3

SECTION 2.  Defenses of Company Waived.  To the fullest extent permitted by applicable law, each of the Subsidiary Guarantors waives any defense based on or arising out of any defense of the Company or any other Subsidiary Guarantor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company or any other Subsidiary Guarantor, other than the final and payment in full in cash of the Obligations.  The Administrative Agent, the Issuing Bank and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company, any Subsidiary Guarantor or any other guarantor or exercise any other right or remedy available to them against the Company, any Subsidiary Guarantor or any other guarantor, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash.  Pursuant to applicable law, each of the Subsidiary Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Company or any other Subsidiary Guarantor or guarantor, as the case may be, or any security.

SECTION 3.   Information.  Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the Borrowers’ and the other Subsidiary Guarantors’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the Lenders will have any duty to advise any of the Subsidiary Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 4.  Representations and Warranties; Agreements.  Each of the Subsidiary Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in any Loan Document to which it is a party are true and correct in all material respects.  Each of the Subsidiary Guarantors agrees that the provisions of Section 2.16 of the Credit Agreement shall apply equally to each Guarantor with respect to payments made by it hereunder.

SECTION 5.  Termination.  The Guarantees made hereunder (a) shall, subject to clause (b) below, terminate when all the Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Borrower, any Subsidiary Guarantor or otherwise.  The Guarantee of any Subsidiary Guarantor shall be automatically released if (i) all the capital stock of such Subsidiary Guarantor owned by the Company or any Subsidiary shall be sold in a transaction permitted under the terms of the Credit Agreement and (ii) at the time of such sale, no Default has occurred and is continuing.

4

SECTION 6.  Binding Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Subsidiary Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective as to any Subsidiary Guarantor when a counterpart hereof executed on behalf of such Subsidiary Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Subsidiary Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Subsidiary Guarantor, the Administrative Agent and the Lenders, and their respective successors and assigns, except that no Subsidiary Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein, and any such attempted assignment shall be void.  This Agreement shall be construed as a separate agreement with respect to each Subsidiary Guarantor and may be amended, modified, supplemented, waived or released with respect to any Subsidiary Guarantor without the approval of any other Subsidiary Guarantor and without affecting the obligations of any other Subsidiary Guarantor hereunder.

SECTION 7.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent or any Lender hereunder or under the Credit Agreement or any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Subsidiary Guarantors to which such waiver, amendment or modification relates and the Administrative Agent (with the prior written consent of the Lenders or the Required Lenders if required under the Credit Agreement).

SECTION 8.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 11.01 of the Credit Agreement.  All

5

communications and notices hereunder to each Subsidiary Guarantor shall be given to it in care of the Company.

SECTION 10.  Survival of Agreement; Severability.  (a)  All covenants, agreements, representations and warranties made by the Subsidiary Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not been terminated.

(b)  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 6.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.  Rules of Interpretation.  The rules of interpretation specified in Sections 1.03, 1.04 and 1.05 of the Credit Agreement shall be applicable to this Agreement.

SECTION 13.  Jurisdiction; Consent to Service of Process.  (a) Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the

6

Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(b)  Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 14.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.  Additional Subsidiary Guarantors.  Pursuant to Section 5.09 of the Credit Agreement, certain additional Subsidiaries may be required under the terms of the Credit Agreement from time to time to enter into this Agreement as Subsidiary Guarantors.  Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein.  The execution and delivery of such instrument shall not require the consent of any Subsidiary Guarantor hereunder.  The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

SECTION 16.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Person to or for the credit or

7

the account of any Subsidiary Guarantor against any or all the obligations of such Subsidiary Guarantor now or hereafter existing under this Agreement held by such Person, irrespective of whether or not such Person shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Person under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.

SECTION 17.  Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each Subsidiary Guarantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Subsidiary Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Subsidiary Guarantors contained in this Section 17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[SUBSIDIARY GUARANTORS],

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

8

SCHEDULE I TO THE

SUBSIDIARY GUARANTEE AGREEMENT

Subsidiary Guarantors

ANNEX 1 to the

Guarantee Agreement

SUPPLEMENT NO. [   ] dated as of [                      ], to the FIVE YEAR SUBSIDIARY GUARANTEE AGREEMENT dated as of September 29, 2006, among each of the subsidiaries of EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), listed on Schedule I hereto or becoming a party hereto as provided in Section 15 (the “Subsidiary Guarantors”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A. Reference is made to the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Ltd., as Tokyo Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo – Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., Suntrust Bank and Wachovia Bank, N.A., each as Documentation Agent.

B. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee Agreement and the Credit Agreement.

C. The Subsidiary Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans.  The undersigned Subsidiary of the Company (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:

SECTION 1.  In accordance with Section 15 of the Guarantee Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Subsidiary Guarantor thereunder are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case such representation shall be true and correct as of such date.  Each reference to a “Subsidiary Guarantor” in the Guarantee Agreement shall be deemed to include the New

Subsidiary Guarantor.  The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary Guarantor represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.  This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Administrative Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 9 of the Guarantee Agreement.

SECTION 8.  The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

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IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name Of New Subsidiary
Guarantor],

by

Name:
Title:
Address:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:

3

EXHIBIT D

INDEMNITY, SUBROGATION and CONTRIBUTION AGREEMENT dated as of September 29, 2006, among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), each Subsidiary of the Company listed on Schedule I hereto or becoming a party hereto as provided in Section 12 hereto (the “Subsidiary Guarantors”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Five Year Credit Agreement referred to below).

Reference is made to (a) the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Five Year Credit Agreement”), among the Company, the US Borrowers, the Swiss Borrowers, the Japanese Borrowers, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Ltd., as Tokyo Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo – Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., Suntrust Bank and Wachovia Bank, N.A., each as Documentation Agent, and (b) the Subsidiary Guarantee Agreement dated as of September 29, 2006, among the Subsidiary Guarantors and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Five Year Credit Agreement.

The Lenders have agreed to make Loans to the Borrowers and the Issuing Bank has agreed to issue Letters of Credit pursuant to, and upon the terms and subject to the conditions specified in, the Five Year Credit Agreement.  The Subsidiary Guarantors have guaranteed the Loans made to the Borrowers and the other Obligations (as defined in the Subsidiary Guarantee Agreement) under the Five Year Credit Agreement or any other Loan Document pursuant to the Subsidiary Guarantee Agreement.  The obligations of the Lenders to make Loans are conditioned on, among other things, the execution and delivery by the Borrowers and the Subsidiary Guarantors of an agreement in the form hereof.

Accordingly, each Borrower, each Subsidiary Guarantor and the Administrative Agent agree as follows:

SECTION 1.  Indemnity and Subrogation.  (a)  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 3), the Company agrees that in the event a payment shall be made by any Subsidiary Guarantor under the Subsidiary Guarantee Agreement, the Company shall indemnify such Subsidiary Guarantor for the full amount of such payment, and the Company shall be subrogated to the rights of the Subsidiary Guarantor to whom such payment shall have been made to the extent of such payment.

(b)  In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 3), each US Borrower, Swiss Borrower and Japanese Borrower agrees that in the event a payment shall be made by any Subsidiary Guarantor under the Subsidiary Guarantee Agreement with respect to an Obligation of such Borrower, such Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment, and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 2.  Contribution and Subrogation.  Each Subsidiary Guarantor (a “Contributing Subsidiary Guarantor”) agrees (subject to Section 3) that, in the event a payment shall be made by any other Subsidiary Guarantor under the Subsidiary Guarantee Agreement and such other Subsidiary Guarantor (the “Claiming Subsidiary Guarantor”) shall not have been fully indemnified by the Borrowers as provided in Section 1, each Contributing Subsidiary Guarantor shall indemnify the Claiming Subsidiary Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Subsidiary Guarantor on the date hereof or on the date on which enforcement is being sought, whichever is greater, and the denominator shall be the aggregate of the respective net worths of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 12, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor) or the date on which enforcement is being sought, whichever is greater.  Any Contributing Subsidiary Guarantor making any payment to a Claiming Subsidiary Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Subsidiary Guarantor under Section 1 to the extent of such payment.

SECTION 3.  Subordination.  Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.  No failure on the part of any Borrower or any Subsidiary Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.  The subordination effected by this Section 3 shall prohibit (i) any exercise of a set-off in respect of the subordinated obligations, (ii) the commencement of any action seeking to enforce the subordinated obligations and (iii) the assignment of subordinated obligations.  Any Subsidiary Guarantor receiving any payment in respect of a subordinated obligation in violation of this Section 3 shall be deemed to have received such payment in trust for the benefit of the Administrative Agent and immediately turn over such amount to the Administrative Agent for application in respect of the Obligations.

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SECTION 4.  Termination.  This Agreement shall survive and be in full force and effect so long as any Obligation is outstanding and has not been indefeasibly paid in full in cash or the Commitments under the Five Year Credit Agreement have not been terminated, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender or any Subsidiary Guarantor upon the bankruptcy or reorganization of any Borrower, any Subsidiary Guarantor or otherwise.

SECTION 5.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  No Waiver; Amendment.  (a) No failure on the part of the Administrative Agent, the Issuing Bank or any Subsidiary Guarantor to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Administrative Agent, the Issuing Bank or any Subsidiary Guarantor preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  None of the Administrative Agent, the Issuing Bank and the Subsidiary Guarantors shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such parties.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Borrowers, the Subsidiary Guarantors and the Administrative Agent (with the prior written consent of the Lenders or the Required Lenders if required under the Five Year Credit Agreement).

SECTION 7.  Notices.  All communications and notices hereunder shall be in writing and given as provided in the Subsidiary Guarantee Agreement and addressed as specified therein.

SECTION 8.  Binding Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  Neither any Borrower nor any Subsidiary Guarantor may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the prior written consent of the Required Lenders, except in connection with any transaction permitted by Section 6.04 of the Five Year Credit Agreement.  Notwithstanding the foregoing, at the time any Subsidiary Guarantor is released from its obligations under the Subsidiary Guarantee Agreement in accordance with such Subsidiary Guarantee Agreement and the Five Year Credit Agreement, such Subsidiary Guarantor will cease to have any rights or obligations under this Agreement.

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SECTION 9.  Survival of Agreement; Severability.  (a) All covenants and agreements made by each Borrower and Subsidiary Guarantor herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent, the Issuing Bank, the Lenders and each other Subsidiary Guarantor and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank and shall continue in full force and effect as long as the principal of or any accrued interest on any Loans or any other fee or amount payable under the Five Year Credit Agreement, this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not been terminated.

(b) In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall be effective with respect to any Subsidiary Guarantor when a counterpart bearing the signature of such Subsidiary Guarantor shall have been delivered to the Administrative Agent.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 11.  Rules of Interpretation.  The rules of interpretation specified in Sections 1.03, 1.04 and 1.05 of the Five Year Credit Agreement shall be applicable to this Agreement.

SECTION 12.  Additional Subsidiary Guarantors.  Pursuant to Section 5.09 of the Five Year Credit Agreement, each applicable Subsidiary of the Company that was not in existence or not such a Subsidiary on the date of the Five Year Credit Agreement is required to enter into this Agreement as a Subsidiary Guarantor upon becoming such a Subsidiary.  Upon execution and delivery, after the date hereof, by the Administrative Agent and such a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor hereunder.  The execution and delivery of any instrument adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any Subsidiary Guarantor hereunder.  The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

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SECTION 13.  Jurisdiction; Consent to Service of Process.  (a) Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(b)  Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 14.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first appearing above.

EDWARDS LIFESCIENCES CORPORATION,

by

Name:
Title:

[US, Swiss and Japanese Borrowers]

[SUBSIDIARY GUARANTORS]

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank,

by

Name:
Title:

6

SCHEDULE I

to the Indemnity, Subrogation

and Contribution Agreement

SUBSIDIARY GUARANTORS

ANNEX 1 to

the Indemnity, Subrogation and

Contribution Agreement

SUPPLEMENT NO. [   ] dated as of [               ], to the Indemnity, Subrogation and Contribution Agreement dated as of September 29, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indemnity, Subrogation and Contribution Agreement”), among EDWARDS LIFESCIENCES CORPORATION, a Delaware corporation (the “Company”), each Subsidiary of the Company listed on Schedule I thereto (the “Subsidiary Guarantors”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Five Year Credit Agreement referred to below).

A.  Reference is made to (a) the Amended and Restated Five Year Credit Agreement dated as of September 29, 2006 (as amended, supplemented or otherwise modified from time to time, the “Five Year Credit Agreement”), among the Company, the Swiss Borrowers, the Japanese Borrowers, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, J.P. Morgan Europe Limited, as London Agent, Mizuho Corporate Bank, Ltd., as Tokyo Agent, Bank of America, N.A., as Syndication Agent and The Bank of Tokyo – Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., Suntrust Bank and Wachovia Bank, N.A., each as Documentation Agent, and (b) the Subsidiary Guarantee Agreement dated as of September 29, 2006, among the Subsidiary Guarantors and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreement”).

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indemnity, Subrogation and Contribution Agreement and the Five Year Credit Agreement.

C.  The Borrowers, the Subsidiary Guarantors and the Administrative Agent have entered into the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit.  Pursuant to Section 5.09 of the Five Year Credit Agreement, each Material Subsidiary of the Company that is not a Foreign Subsidiary and that was not in existence or not such a Subsidiary on the date of the Five Year Credit Agreement is required to enter into the Indemnity, Subrogation and Contribution Agreement as a Subsidiary Guarantor upon becoming a Material Subsidiary.  Section 12 of the Indemnity, Subrogation and Contribution Agreement provides that additional Subsidiaries of the Company may become Subsidiary Guarantors under the Indemnity, Subrogation and Contribution Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary of the Company (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Five Year Credit

Agreement to become a Subsidiary Guarantor under the Indemnity, Subrogation and Contribution Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary Guarantor agree as follows:

SECTION 1.  In accordance with Section 12 of the Indemnity, Subrogation and Contribution Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Indemnity, Subrogation and Contribution Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby agrees to all the terms and provisions of the Indemnity, Subrogation and Contribution Agreement applicable to it as a Subsidiary Guarantor thereunder.  Each reference to a “Subsidiary Guarantor” in the Indemnity, Subrogation and Contribution Agreement shall be deemed to include the New Subsidiary Guarantor.  The Indemnity, Subrogation and Contribution Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary Guarantor represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Administrative Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Indemnity, Subrogation and Contribution Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  In the event that any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Indemnity, Subrogation and Contribution Agreement shall not in any

2

way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in goodfaith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 7 of the Indemnity, Subrogation and Contribution Agreement.  All communications and notices hereunder to the New Subsidiary Guarantor shall be given to it at the address set forth under its signature.

SECTION 8.  The New Subsidiary Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

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IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Administrative Agent have duly executed this Supplement to the Indemnity, Subrogation and Contribution Agreement as of the day and year first above written.

[Name Of New Subsidiary Guarantor],

by

Name:
Title:
Address:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank,

by

Name:
Title:

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SCHEDULE I

to Supplement No.      to the Indemnity,

Subrogation and Contribution Agreement

SUBSIDIARY GUARANTORS

Name	Address

SIDLEY AUSTIN LLP	BEIJING	GENEVA	SAN FRANCISCO
787 SEVENTH AVENUE	BRUSSELS	HONG KONG	SHANGHAI
NEW YORK, NY 10019	CHICAGO	LONDON	SINGAPORE
(212) 839 5300	DALLAS	LOS ANGELES	TOKYO
(212) 839 5599 FAX	FRANKFURT	NEW YORK	WASHINGTON, DC

FOUNDED 1866

EXHIBIT E-1

September 29, 2006

To each Agent and each Lender
party to the Credit Agreement
(each as described below) on the date hereof

Re:                               Amended and Restated Five Year Credit Agreement dated as of the date hereof

Ladies and Gentlemen:

We have acted as special counsel to Edwards Lifesciences Corporation, a Delaware corporation (“ELC”), Edwards Lifesciences (U.S.) Inc., a Delaware corporation (“ELUS”), Edwards Lifesciences LLC, a Delaware limited liability company (“Edwards LLC”), Edwards Lifesciences World Trade Corporation, a Delaware corporation (“ELWT”), Edwards Lifesciences AG, a Swiss company (“ELAG”), Edwards Lifesciences (Japan) Limited, a Japanese company (“ELJ,” and, together with ELC, ELUS, Edwards LLC, ELWT and ELAG, the “Borrowers”), Edwards Lifesciences Research Medical, Inc., a Utah corporation, Edwards Lifesciences Corporation of Puerto Rico, a Delaware corporation, and Edwards Lifesciences Sales Corporation, a Delaware corporation, (collectively, excluding ELC, ELAG and ELJ, the “Subsidiary Guarantors,” and, together with ELC, ELAG and ELJ, the “Companies”) in connection with the preparation, execution and delivery of the Amended and Restated Five Year Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among the Borrowers, the lenders parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), J.P. Morgan Europe Limited, as London Agent (the “London Agent”), Mizuho Corporate Bank, Ltd., as the Tokyo Agent (the “Tokyo Agent”), Bank of America, N.A., as Syndication Agent (“Syndication Agent”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., SunTrust Bank, and Wachovia Bank, N.A., as Documentation Agents (the “Documentation Agents,” and, together with the Administrative Agent, the London Agent, the Tokyo Agent and the Syndication Agent, the “Agents”).  All capitalized terms used in this opinion shall have the meanings attributed to them in the Credit Agreement.

In that connection we have examined the following documents (each of which is dated as of the date hereof):

(i)            Counterparts of the Credit Agreement, executed by each party thereto;

(ii)           Counterparts of the Indemnity, Subrogation and Contribution Agreement, executed by the Companies;

(iii)          Counterparts of the Subsidiary Guarantee, executed by each Subsidiary Guarantor;

(iv)          The opinion of Jay P. Wertheim, Vice President, Associate General Counsel and Secretary of ELC; and

(v)           The officer’s certificates attached hereto as Exhibit A.

The documents described in items (i) through (iii) above are collectively referred to herein as the “Loan Documents”.

For purposes of this opinion, we have made, with your consent, and without further inquiry as to their accuracy or completeness, the following assumptions:

A.            We have assumed that the Loan Documents were duly and properly authorized, executed and delivered by the parties thereto.

B.            We have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals and the conformity with the authentic originals of all documents submitted to us as copies, including, without limitation, the contents of exhibits and schedules to such documents.

C.            We have assumed that the Loan Documents (i) constitute the entire agreement of the parties as to the subject matter thereof, (ii) have not been amended, modified, terminated or revoked in any respect, and (iii) remain in full force and effect as of the date hereof.

D.            We have assumed that all of the parties to the Loan Documents are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite power to enter into the Loan Documents.

E.             We have assumed that the execution, delivery and performance of the Loan Documents by each party thereto do not and will not conflict with, result in a breach of, or constitute a default under, any of the terms, conditions, or provisions of:  (a) any present statute, rule, or regulation applicable to such Person; (b) the charter, code of regulations, operating agreement, or bylaws (or similar documents) of such Person; (c) any term of any agreement, contract, undertaking, indenture, or instrument by which such Person or the properties or assets of such Person is bound; or (d) any order, judgment, or decree of any court or other agency of government that is binding on such Person.

F.             We have assumed that each Lender and each Agent have the requisite power and authority, have obtained all necessary consents, licenses and permits, taken all necessary action and complied with any and all applicable laws with which each is required to comply, in each case relating to or affecting the matters and actions contemplated by the Loan Documents.

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To the extent that our opinions expressed below involve conclusions as to the matters set forth in the opinion of counsel referred to in item (iv) above, we have assumed without independent investigation the correctness of the opinions set forth therein.

Based upon the foregoing examination of documents and the assumptions set forth herein and upon such investigation as we have deemed necessary, we are of the opinion that:

1.             Each Loan Document is the legal, valid and binding obligation of each Company that is a party thereto, enforceable against it in accordance with its respective terms.

2.             None of the Companies is an “investment company” within the meaning of and required to be registered under the Investment Company Act of 1940, as amended.

3.             The making of the Loans and the other extensions of credit to the Borrowers under the Credit Agreement and, to our knowledge, the application of the proceeds of the Loans thereunder in accordance with the terms thereof do not violate Regulations U, or X of the Board of Governors of the Federal Reserve System.

This opinion is further subject to the following limitations, qualifications and exceptions:

A.            This opinion is limited solely to matters of law of the State of New York and the federal laws of the United States, as those laws are in effect as of the date hereof, and we express no opinion as to the laws of any other jurisdiction, including but not limited to, ordinances, regulations or practices of any county, city or other government agency or body within any state.

B.            This opinion is subject to the following qualifications:

1.             The effect of applicable bankruptcy, reorganization, insolvency, receivership, moratorium, fraudulent conveyance, fraudulent transfer and similar laws relating to or affecting the rights and remedies of creditors or secured parties;

2.             Limitations which may arise under general principles of equity including concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity);

3.             Limitations upon the availability of any one or more specific remedies (such as injunctive relief or the remedy of specific performance) which may arise under general principles of equity;

4.             The enforceability of Section 11.03 of the Credit Agreement (and any other similar provisions contained in the Loan Documents) may be limited by (a) laws, rules and regulations (including any U.S. federal or state securities law, rule or regulation) rendering

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unenforceable indemnification contrary to any such laws, rules or regulations and the public policy underlying such laws, rules or regulations, (b) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party against or contribution to a party for, liability for its own negligence, misconduct or bad faith or the negligence, misconduct or bad faith of its agents and (c) laws requiring collection and enforcement costs (including fees and disbursements of counsel) to be reasonable;

5.             No opinion is expressed herein as to the enforceability of provisions in any Loan Documents to the effect that terms may not be waived or modified except in writing; and

6.             No opinion is expressed herein as to (a) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (b) Section 11.09 of the Credit Agreement (and any similar provisions in any other Loan Document) insofar as such Section relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Loan Documents, (c) Section 11.13 of the Credit Agreement (and in each case any similar provision contained in any other Loan Document) and the first sentence of Section 11.09(d), or (d) any provision of the Loan Documents governing rights to set off to be made other than in accordance with applicable law.  In connection with the provisions of the Loan Documents which relate to forum selection (including any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), we note that, under Section 510 of the New York Civil Practice Law and Rules, a New York state court may have discretion to transfer the place of trial and a United States District Court has discretion to transfer an action to another United States District Court pursuant to 28 U.S.C. §1404(a) and to dismiss a cause of action on the grounds of forum non conveniens, and can exercise such discretion sua sponte.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein.  The opinions expressed herein are being delivered to you as of the date hereof in connection with the transactions described hereinabove and are solely for your benefit in connection with the transactions described hereinabove and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without our specific prior written consent, except that you may furnish copies thereof (i) to any of your permitted successors and assigns in respect of the Loan Documents, although any such assignee may rely on this opinion only to the extent it would have been able to rely hereon if it were a party to such Loan Documents on the date hereof, (ii) to your independent auditors and attorneys, (iii) upon the request of any state or federal authority or official having regulatory jurisdiction over you, and (iv) pursuant to order or legal process of any court or governmental agency.

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This opinion speaks solely as of the date hereof and we disclaim any obligation or undertaking to advise you of any changes which may occur after the date hereof.

Very truly yours,

5

EXHIBIT A

OFFICER’S CERTIFICATES

See attached.

6

EXHIBIT E-2

September 29, 2006

To each Agent and each Lender
party to the Credit Agreement
(each as described below) on the date hereof

Re:          Amended and Restated Five Year Credit Agreement dated as of the date hereof

Ladies and Gentlemen:

This opinion is furnished in connection with Section 4.01(b)(ii) of the Amended and Restated Five Year Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among Edwards Lifesciences Corporation, a Delaware corporation (“ELC”), Edwards Lifesciences (U.S.) Inc., a Delaware corporation (“ELUS”), Edwards Lifesciences LLC, a Delaware limited liability company (“Edwards LLC”), Edwards Lifesciences World Trade Corporation, a Delaware corporation (“ELWT”), Edwards Lifesciences AG, a Swiss company (“ELAG”), Edwards Lifesciences (Japan) Limited, a Japanese company (“ELJ” and, together with ELC; ELUS, Edwards LLC, ELWT and ELAG, the “Borrowers”), the lenders parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), J.P. Morgan Europe Limited, as London Agent (the “London Agent”), Mizuho Corporate Bank, Ltd., as the Tokyo Agent (the “Tokyo Agent”), Bank of America, N.A., as Syndication Agent (“Syndication Agent”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, Ltd., SunTrust Bank, and Wachovia Bank, N.A., as Documentation Agents (the “Documentation Agents,” and, together with the Administrative Agent, the London Agent, the Tokyo Agent and the Syndication Agent, the “Agents”).  All capitalized terms used in this opinion shall have the meanings attributed to them in the Credit Agreement.

I am Vice President, Associate General Counsel and Secretary of ELC, which is the direct or indirect parent of the following subsidiaries: ELUS; Edwards LLC; ELWT; Edwards Lifesciences Research Medical, Inc., a Utah corporation; Edwards Lifesciences Corporation of Puerto Rico, a Delaware corporation, and Edwards Lifesciences Sales Corporation, a Delaware corporation (collectively, excluding ELC, the “Subsidiary Guarantors,” and, together with ELC, the “Companies”).  I have acted as counsel for the Companies in connection with the preparation, execution and delivery of the Credit Agreement and the other Loan Documents (as defined below).

In that connection I have examined:

(i)            The Credit Agreement, executed by each party thereto;

(ii)           The Indemnity, Subrogation and Contribution Agreement, dated as of the date hereof, executed by the Companies;

(iii)          The Subsidiary Guarantee Agreement, dated as of the date hereof, executed by the Subsidiary Guarantors;

(iv)          The Certificates of Incorporation of ELC and (with the exception of Edwards LLC) each Subsidiary Guarantor, and all amendments thereto and restatements thereof in effect on the date hereof (the “Charters”);

(v)           The bylaws of ELC and (with the exception of Edwards LLC) each Subsidiary Guarantor, and all amendments thereto and restatements thereof in effect on the date hereof (the “Bylaws”);

(vi)          The Certificate of Formation of Edwards LLC;

(vii)         The Restated Operating Agreement of Edwards LLC;

(viii)        The Certificates of Status and Good Standing Letters for the Companies, as described on Exhibit A attached hereto and made a part hereof; and

(ix)           All of the other documents furnished by the Companies pursuant to Section 4.01 of the Credit Agreement.

The documents described in items (i) through (iii) above are collectively referred to herein as the “Loan Documents.”  I am also relying on certificates of the chief financial officers of the Companies, dated the date hereof and attached hereto as Exhibit B.  In addition, l have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Companies, certificates of public officials and of other officers of the Companies, and agreements, instruments and documents, as l have deemed necessary as a basis for the opinions hereinafter expressed.  As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of other officers of the Companies or of public officials.

For purposes of this opinion, I have made, with your consent, and without further inquiry as to their accuracy or completeness, the following assumptions:

A.            I have assumed that, except with respect to the Companies, where required, the Loan Documents were duly and properly authorized, executed and delivered by the parties thereto.

B.            I have assumed the genuineness of all signatures, other than signatures of officers of the Companies, the legal capacity of all natural

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persons executing documents, the authenticity of all documents submitted to me as originals and the conformity with the authentic originals of all documents submitted to me as copies, including, without limitation, the contents of exhibits and schedules to such documents.

C.            I have assumed that the Loan Documents (i) constitute the entire agreement of the parties as to the subject matter thereof, (ii) have not been amended, modified, terminated or revoked in any respect, and (iii) remain in full force and effect as of the date hereof.

D.            I have assumed that, except with respect to the Companies, all of the parties to the Loan Documents are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power to enter into the Loan Documents.

E.             I have assumed that, except with respect to the Companies, the execution, delivery and performance of the Loan Documents by each party thereto do not and will not conflict with, result in a breach of, or constitute a default under, any of the terms, conditions, or provisions of: (a) any present statute, rule, or regulation applicable to such Person; (b) the charter; code of regulations, operating agreement, or bylaws (or similar documents) of such Person; (c) any term of any agreement, contract, undertaking, indenture, or instrument by which such Person or the properties or assets of such Person is bound; or (d) any order, judgment, or decree of any court or other agency of government that is binding on any Person.

F.             I have assumed that each Lender and each Agent have the requisite power and authority, have obtained all necessary consents, licenses and permits, taken all necessary action and complied with any and all applicable laws with which each is required to comply, in each case relating to or affecting the matters and actions contemplated by the Loan Documents.

Based upon the foregoing, I am of the opinion that:

1.             Each of the Companies (other than Edwards LLC) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of such Company. Edwards LLC is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all requisite authority to conduct its business in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of such Company.

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2.             The execution, delivery and performance as of the date hereof by each of the Companies of the Loan Documents to which it is a party, and the performance as of the date hereof of the transactions contemplated by the Loan Documents to which it is a party: (i) are within its corporate or limited liability company (as applicable) powers; (ii) have been duly authorized by all necessary corporate or limited liability company (as applicable) action; (iii) do not, as of the date hereof, contravene (a) with respect to all the Companies other than Edwards LLC, the Charter or the Bylaws of such Company, (b) with respect to Edwards LLC, the Restated Operating Agreement or the Certificate of Formation, or (c) any law, rule or regulation applicable to any Company; (iv) do not, as of the date hereof, violate any material contractual or legal restriction binding on or affecting any Company contained in any document, order, writ, judgment, award, injunction or decree applicable to such Company.  The Loan Documents have been duly executed and delivered on behalf of each Company that is a party thereto.

3.             No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by any Company of any Loan Document to which it is a party.

4.             There is no pending or, to the best of my knowledge, threatened action or proceeding against any Company before any court, governmental agency or arbitrator which is likely to have a materially adverse effect upon the financial condition or operations of the Companies, taken as whole, or that purports to affect the legality, validity or enforceability of any Loan Document.

This opinion is limited solely to matters of law of the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware and the General Corporation Law of the State of Utah, as those laws are in effect as of the date hereof, and I express no opinion as to the laws of any other jurisdiction, including but not limited to, ordinances, regulations or practices of any county, city or other government agency or body within any state.

I am aware that Sidley Austin LLP will rely upon the statements in paragraphs 1, 2, 3 and 4 of this opinion in rendering their opinion furnished pursuant to Section 4.01(b)(i) of the Credit Agreement.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein.  The opinions expressed herein are being delivered to you as of the date hereof in connection with the transactions described hereinabove and are solely for your benefit in connection with the transactions described hereinabove and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in

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part to any other person or entity without my specific prior written consent, except that you may furnish copies thereof (i) to any of your permitted successors and assigns in respect of the Loan Documents, although any such assignee may rely on this opinion only to the extent it would have been able to rely hereon if it were a party to such Loan Documents on the date hereof, (ii) to your independent auditors and attorneys, (iii) upon the request of any state or federal authority or official having regulatory jurisdiction over you, and (iv) pursuant to order or legal process of any court or governmental agency.

This opinion speaks solely as of the date hereof and I disclaim any obligation or undertaking to advise you of any changes which may occur after the date hereof.

Very truly yours,

Jay P. Wertheim
Vice President, Associate
General Counsel and Secretary

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